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Filed pursuant to Rule 424(b)(5)
Registration File No. 333-197797

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)(3)

Common units representing limited partner interests	$455,831,250	$52,967.60

(1)
Assumes the underwriters' option to purchase 787,500 additional common units is exercised in full.

(2)
Calculated pursuant to Rule 457(r) under the Securities Act of 1933, as amended.

(3)
This "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in the Company's Registration Statement on Form S-3 (File No. 333-197797) in accordance with Rules 456(b) and 457(r) under the Securities Act.

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 1, 2014)

Phillips 66 Partners LP

5,250,000 Common Units
Representing Limited Partner Interests

We are selling 5,250,000 common units representing limited partner interests in Phillips 66 Partners LP. Our common units are listed on the New York Stock Exchange under the symbol "PSXP." The last reported sales price of our common units on the New York Stock Exchange on February 17, 2015 was $75.50 per common unit.

Investing in our common units involves risks. Limited partnerships are inherently different from corporations. You should consider carefully each of the factors described under "Risk Factors" beginning on page S-15 of this prospectus supplement and on page 2 of the accompanying prospectus before you make an investment in our securities.

	Per common unit	Total
Public offering price	$75.500	$396,375,000
Underwriting discounts	$2.265	$11,891,250
Proceeds to Phillips 66 Partners LP (before expenses)	$73.235	$384,483,750

We have granted the underwriters a 30-day option to purchase up to an additional 787,500 common units on the same terms and conditions as set forth above if the underwriters sell more than 5,250,000 common units in this offering.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved the securities described herein or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common units to purchasers on or about February 23, 2015.

Joint Book-Running Managers

Barclays	J.P. Morgan

BofA Merrill Lynch
Citigroup
Goldman, Sachs & Co.
Morgan Stanley
RBC Capital Markets
Wells Fargo Securities

Co-Managers

BNP PARIBAS
Deutsche Bank Securities
Mizuho Securities
PNC Capital Markets LLC
Scotia Howard Weil

Prospectus Supplement dated February 17, 2015.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common units. The second part is the accompanying base prospectus, which provides more general information. Generally, when we use the term "prospectus," we are referring to both parts combined. If the information varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

        In making an investment decision, prospective investors must rely on their own examination of the partnership and the terms of the offering, including the merits and risks involved. Prospective investors should not construe anything in this prospectus as legal, business or tax advice. Each prospective investor should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to purchase the securities under applicable laws and regulations.

        Any statement made in this prospectus, any free writing prospectus authorized by us or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read "Incorporation by Reference" on page S-25 of this prospectus supplement.

        You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of common units. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell the common units, and seeking offers to buy the common units, only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

        Unless the context otherwise requires, references in this prospectus supplement to the "Partnership" and uses of the first person refer to Phillips 66 Partners LP and its subsidiaries. Our "general partner" refers to Phillips 66 Partners GP LLC. References to "Phillips 66" refer collectively to Phillips 66 and its subsidiaries, other than us, our subsidiaries and our general partner.

FORWARD-LOOKING STATEMENTS

        This prospectus supplement includes forward-looking statements. You can identify our forward-looking statements by the words "anticipate," "estimate," "believe," "budget," "continue," "could," "intend," "may," "plan," "potential," "predict," "seek," "should," "will," "would," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and similar expressions.

        We based the forward-looking statements on our current expectations, estimates and projections about us and the industries in which we operate in general. We caution you that these statements are not guarantees of future performance as they involve assumptions that, while made in good faith, may prove to be incorrect, and involve risks and uncertainties we cannot predict. In addition, we based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have

S-i

expressed or forecast in the forward-looking statements. Any differences could result from a variety of factors, including the following:

  •
  The continued ability of Phillips 66 to satisfy its obligations under our commercial and other agreements.

  •
  The volume of crude oil, natural gas liquids and refined petroleum products we transport, terminal and store.

  •
  The tariff rates with respect to volumes that we transport through our regulated assets, which rates are subject to review and possible adjustment by federal and state regulators.

  •
  Changes in revenue we realize under the loss allowance provisions of our regulated tariffs resulting from changes in underlying commodity prices.

  •
  Fluctuations in the prices for crude oil, natural gas liquids and refined petroleum products.

  •
  Changes in global economic conditions and the effects of a global economic downturn on the business of Phillips 66 and the business of its suppliers, customers, business partners and credit lenders.

  •
  Liabilities associated with the risks and operational hazards inherent in transporting, terminaling and storing crude oil, natural gas liquids and refined petroleum products.

  •
  Curtailment of operations due to severe weather disruption; riots, strikes, lockouts or other industrial disturbances; or failure of information technology systems due to various causes, including unauthorized access or attack.

  •
  Inability to timely obtain or maintain permits, including those necessary for capital projects; comply with government regulations; or make capital expenditures required to maintain compliance.

  •
  Failure to timely complete construction of announced and future capital projects.

  •
  Costs or liabilities associated with federal, state and local laws and regulations relating to environmental protection and safety, including spills, releases and pipeline integrity.

  •
  Costs associated with compliance with evolving environmental laws and regulations on climate change.

  •
  Costs associated with compliance with safety regulations, including pipeline integrity management program testing and related repairs.

  •
  Changes in the cost or availability of third-party vessels, pipelines, rail cars and other means of delivering and transporting crude oil, natural gas liquids and refined petroleum products.

  •
  Direct or indirect effects on our business resulting from actual or threatened terrorist incidents or acts of war.

  •
  The operation and financing decisions of our joint ventures.

  •
  Our ability to complete the Pipeline Transaction (as defined herein).

        Other factors that could cause our actual results to differ from our projected results are described under the caption "Risk Factors" and elsewhere in this prospectus supplement, the accompanying base prospectus and in our reports filed from time to time with the Securities and Exchange Commission ("SEC") and incorporated by reference in this prospectus supplement.

        Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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SUMMARY

        This summary provides a brief overview of information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common units. For a more complete understanding of this offering and our common units, you should read the entire prospectus supplement, the accompanying base prospectus and the documents incorporated by reference, including our historical financial statements and the notes to those financial statements, which are incorporated herein by reference from our annual report on Form 10-K for the year ended December 31, 2014. Please read "Where You Can Find More Information" on page S-25 of this prospectus supplement. Please read "Risk Factors" beginning on page S-15 of this prospectus supplement, on page 2 of the accompanying base prospectus and in the other documents incorporated by reference to which that section refers for more information about important risks that you should consider before investing in our common units.

 About Phillips 66 Partners LP

        We are a growth-oriented master limited partnership formed in 2013 by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and natural gas liquids (NGL) pipelines, terminals and other transportation and midstream assets. Our assets consist of crude oil and refined petroleum product pipeline, terminal, rail rack and storage systems in the Central, Gulf Coast, Atlantic Basin and Western regions of the United States that are integral to the Phillips 66 refining and marketing operations they support.

        We generate revenue primarily by charging tariffs and fees for transporting crude oil and refined petroleum products through our pipelines, and terminaling and storing crude oil and refined petroleum products at our terminals, rail racks and storage facilities. We do not take ownership of the crude oil or refined petroleum products that we transport, terminal and store, and we do not engage in the trading of any commodities. We have multiple commercial agreements with Phillips 66 that currently are the source of substantially all of our revenue. These agreements are long-term, fee-based agreements with minimum volume commitments and inflation escalators. Phillips 66 accounted for 95%, 94% and 95% of our total revenues for the years ended December 31, 2014, 2013 and 2012, respectively.

        Our general partner is a Delaware limited liability company. We are managed and controlled by our general partner.

Business Strategies

        Our primary business objectives are to generate stable and predictable cash flows and increase our quarterly cash distribution per unit over time. We intend to accomplish these objectives by executing the following strategies:

  •
  Maintain safe and reliable operations.  We are committed to maintaining and improving the safety, reliability and efficiency of our operations, which we believe to be key components in generating stable cash flows. We strive for operational excellence by utilizing Phillips 66's existing programs to integrate health, occupational safety, process safety and environmental principles throughout our business with a commitment to continuous improvement. We continue to employ Phillips 66's rigorous training, integrity and audit programs to drive ongoing improvements in both personal and process safety as we strive for zero incidents. Controlling operating expenses and overhead costs, within the context of our commitment to safety and environmental stewardship, is a high priority. We actively monitor these costs using various methodologies that are reported to senior management. We are committed to protecting the environment and strive to reduce our environmental footprint throughout our operations.

  •
  Focus on fee-based businesses supported by contracts with minimum volume commitments and inflation escalators.  We are focused on generating stable and predictable cash flows by providing fee-based transportation and midstream services to Phillips 66 and third parties. We have multiple long-term, fee-based commercial agreements with Phillips 66 that include minimum volume commitments and inflation escalators. We believe these agreements substantially mitigate volatility in our cash flows by reducing our direct exposure to commodity price fluctuations.

  •
  Grow through strategic acquisitions.  We plan to pursue strategic acquisitions of assets from Phillips 66 and third parties. We believe Phillips 66 will offer us opportunities to purchase additional transportation and midstream assets that it may acquire or develop in the future or that it currently owns. For example, during 2014, we acquired the Gold Line products system, Medford spheres and the Bayway and Ferndale rail racks from Phillips 66. In addition, on February 13, 2015, we agreed to acquire from Phillips 66 equity interests in three pipeline joint ventures, and we expect to close this acquisition in early March 2015. Please read "Recent Developments—Pipeline Transaction." We also may have opportunities to pursue the acquisition or development of additional assets jointly with Phillips 66.

  •
  Optimize existing assets and pursue organic growth opportunities.  We seek to enhance the profitability of our existing assets by pursuing opportunities to increase throughput and storage volumes, as well as by managing costs and improving operating efficiencies. We also consider opportunities to increase revenue on our pipeline, terminal and storage systems by evaluating and capitalizing on organic expansion projects that may arise in the markets we serve.

Competitive Strengths

        We believe we are well positioned to execute our business strategies based on the following competitive strengths:

  •
  Strategic relationship with Phillips 66.  We have a strategic relationship with Phillips 66, a diversified energy manufacturing and logistics company with an investment grade credit rating. Following this offering, Phillips 66 will own our general partner, a 68.6% limited partner interest in us (or 68.0% if the underwriters' option to purchase additional common units is exercised in full) and all of our incentive distribution rights. We believe that our relationship with Phillips 66 is likely to provide us with attractive growth opportunities, as well as an investment grade commercial counterparty supporting a significant portion of our revenue.

  •
  Stable and predictable cash flows.  Our assets consist of both common carrier and proprietary pipelines and terminal, storage and rail rack facilities that generate stable revenue from tariffs and fees. We currently generate a significant portion of our revenue under tariffs and fees that are supported by long-term commercial agreements that include minimum volume commitments and inflation escalators. We believe these agreements promote our cash flow stability and predictability.

  •
  Highly integrated assets.  Our assets are integral to the operations of Phillips 66's wholly owned Lake Charles, Sweeny, Bayway, Ferndale and Ponca City refineries and its jointly owned Wood River and Borger refineries (which are owned by a joint venture between Phillips 66 and Cenovus Energy Inc.). We believe these are well-positioned refineries with access to attractively priced crude oil and high demand markets for refined petroleum products. Our crude oil and refined petroleum product pipelines, terminals, rail racks and storage facilities are directly connected to these refineries and provide Phillips 66 with a cost-effective way to access crude oil supply and distribute refined petroleum products.

  •
  High-quality, well-maintained asset base.  We continually invest in the maintenance and integrity of our assets and utilize various programs to help us efficiently monitor and maintain our asset base. We employ Phillips 66's pipeline and facility integrity program, which focuses on risk analysis, assessment, inspection, preventive measures, repair and data integration to prevent, control and mitigate unintentional releases of hazardous materials. We also use Phillips 66's technologically advanced pipeline control center to monitor our operations.

  •
  Financial flexibility.  We have a $500 million revolving credit facility, with the option to increase the capacity to $750 million. When combined with our cash generated from operations, borrowings from our notes payable to Phillips 66 subsidiaries (our "sponsor loans") and our ability to access the debt and equity capital markets, we believe that, following the closing of each of this offering and the Pipeline Transaction (as defined below), we will have the available liquidity and financial flexibility to continue to execute our growth strategy.

  •
  Experienced leadership team.  Our management team, which includes many senior employees of Phillips 66, has substantial experience in the management and operation of pipelines, terminals and other transportation and midstream assets. Our management team also has expertise in acquiring and integrating assets as well as executing growth strategies in the transportation and midstream sector.

Our Assets and Operations

        Our assets consist of the following:

  •
  Clifton Ridge crude system.  A crude oil pipeline, terminal and storage system located in Sulphur, Louisiana, that is the primary source for delivery of crude oil to Phillips 66's Lake Charles Refinery.

  •
  Sweeny to Pasadena products system.  A refined petroleum product pipeline, terminal and storage system extending from Phillips 66's Sweeny Refinery in Old Ocean, Texas, to our refined petroleum product terminal in Pasadena, Texas, and ultimately connecting to the Explorer and Colonial refined petroleum product pipeline systems and other third-party pipeline and terminal systems. This system is the primary distribution outlet for diesel and gasoline produced at Phillips 66's Sweeny Refinery.

  •
  Hartford Connector products system.  A refined petroleum product pipeline, terminal and storage system located in Hartford, Illinois, that distributes diesel and gasoline produced at Phillips 66's jointly owned Wood River Refinery to third-party pipeline and terminal systems, including the Explorer refined petroleum product pipeline system.

  •
  Gold Line products system.  A refined petroleum product pipeline system that runs from Phillips 66's jointly owned Borger Refinery to Cahokia, Illinois, with access to Phillips 66's Ponca City Refinery, as well as two parallel lateral pipelines that run from Paola, Kansas, to Kansas City, Kansas. The system includes four refined petroleum product terminals located at Wichita, Kansas; Kansas City, Kansas; Jefferson City, Missouri; and Cahokia, Illinois.

  •
  Medford spheres.  Two recently constructed refinery-grade propylene storage spheres located in Medford, Oklahoma, that commenced operations in March 2014. The Medford spheres provide an outlet for delivery of refinery-grade propylene from Phillips 66's Ponca City Refinery, through interconnections with third-party pipelines, to Mont Belvieu, Texas.

  •
  Bayway rail rack.  A four-track, 120-rail-car crude oil receiving facility located in Linden, New Jersey, within Phillips 66's Bayway Refinery.

  •
  Ferndale rail rack.  A two-track, 54-rail-car crude oil receiving facility located in Ferndale, Washington, adjacent to Phillips 66's Ferndale Refinery.

  •
  Cross Channel Connector pipeline.  A 20-inch refined petroleum product pipeline originating at our Pasadena Terminal in Pasadena, Texas, running to third-party terminal facilities located at Kinder Morgan's Pasadena Terminal and its Galena Park Station in Galena Park, Texas, and terminating at the Holland Avenue Junction in Galena Park, Texas. We anticipate that the entire products system will be completed and commence operations in the second quarter of 2015.

Our Commercial Agreements with Phillips 66

        Our assets are physically connected to, and integral to the operation of, Phillips 66's wholly owned Lake Charles, Sweeny, Bayway, Ferndale and Ponca City refineries and its jointly owned Wood River and Borger refineries. We have entered into multiple commercial agreements with Phillips 66 that include minimum volume commitments and inflation escalators and that are currently the source of a significant portion of our revenue. Under these long-term, fee-based agreements, we provide transportation, terminaling, storage and rail car unloading services to Phillips 66, and Phillips 66 commits to provide us with minimum quarterly throughput volumes of crude oil and refined petroleum products.

        The following table sets forth certain information regarding our commercial agreements with Phillips 66:

Agreement	Phillips 66 minimum volume commitment(1)(2)	Phillips 66 capacity reservation(1)
Transportation Services Agreements
Clifton Ridge Transportation Services Agreement
Clifton Ridge to Lake Charles refinery pipeline	190	—
Sweeny to Pasadena Transportation Services Agreement
Sweeny to Pasadena pipelines	200	—
Hartford Connector Throughput and Deficiency Agreement
Wood River refinery to Hartford pipeline(3)	43	12.2
Hartford to Explorer pipeline(3)	16	39.2
Gold Line Transportation Services Agreement
Borger refinery to Wichita pipeline	54	—
Wichita to Kansas City pipeline	45	—
Wichita to Jeff City pipeline	7	—
Wichita to East St. Louis pipeline	10	—
Terminal and Storage Services Agreements
Clifton Ridge Terminal Services Agreement
Clifton Ridge terminal storage	190	—
Clifton Ridge ship dock / Pecan Grove barge dock	150	—
Hartford and Pasadena Terminal Services Agreement
Pasadena terminal	135	—
Pasadena and Hartford terminal truck racks	55	—
Gold Line Terminal Services Agreement
Wichita North, Kansas City, Jefferson City and East St. Louis terminals	80	—
Gold Line Storage Services Agreement
Wichita North, Kansas City and East St. Louis terminals(4)	1,010	—
Medford Spheres Storage Services Agreement
Medford storage spheres(4)	70	—
Bayway Terminal Services Agreement
Bayway terminal rail rack(4)	75	—
Ferndale Terminal Services Agreement
Ferndale terminal rail rack(4)	30	—

(1)
In thousands of barrels per day.

(2)
Includes capacity-based monthly fee.

(3)
Total volume commitment includes both Phillips 66 minimum volume commitment and Phillips 66 capacity reservation.

(4)
Represents the capacity upon which Phillips 66's minimum monthly fee is calculated.

Our Relationship with Phillips 66

        One of our principal strengths is our relationship with Phillips 66. Phillips 66 is a diversified energy manufacturing and logistics company with an investment grade credit rating and midstream, chemicals, refining, and marketing and specialties businesses with a key focus on safe and reliable operations. Phillips 66 is one of the largest independent petroleum refiners in the United States and globally, with a net crude oil processing capacity of 2.2 million barrels per day as of January 1, 2015. Phillips 66 has stated that it intends to grow its transportation and other midstream businesses and will use us as a primary vehicle for achieving that growth.

        Following the closing of this offering, Phillips 66 will retain a significant interest in us through its ownership of our general partner, a 68.6% limited partner interest in us (or 68.0% if the underwriters' option to purchase additional common units is exercised in full) and all of our incentive distribution rights. We believe Phillips 66 will promote and support the successful execution of our business strategies given its significant ownership in us following this offering, the importance of our assets to Phillips 66's refining and marketing operations and its stated intention to use us as a primary vehicle to grow its transportation and midstream businesses.

Recent Developments

        Pipeline Transaction.    On February 13, 2015, we entered into a Contribution, Conveyance and Assumption Agreement (the "Contribution Agreement") with our general partner, Phillips 66 Company and Phillips 66 Pipeline LLC ("Phillips 66 Pipeline"), each a wholly owned subsidiary of Phillips 66, pursuant to which we agreed to acquire from Phillips 66 Company and Phillips 66 Pipeline certain joint venture interests, each as described in more detail below (the "Pipeline Transaction"):

  •
  A 19.46% equity interest in Explorer Pipeline Company ("Explorer"), which owns and operates the Explorer pipeline, an approximately 1,830-mile refined petroleum product pipeline extending from the Texas Gulf Coast to Indiana with a current throughput capacity of approximately 660,000 barrels per day that transports gasoline, diesel, fuel oil and jet fuel to more than 70 major cities in 16 U.S. states.

  •
  A 100% equity interest in Phillips 66 Sand Hills LLC, the owner of a one-third equity interest in DCP Sand Hills Pipeline, LLC, which owns the 720-mile, fee-based Sand Hills NGL pipeline that transports NGL from plants in the Permian Basin and Eagle Ford Shale to facilities along the Texas Gulf Coast and the Mont Belvieu market hub. The Sand Hills NGL pipeline has a current capacity of 200,000 barrels per day.

  •
  A 100% equity interest in Phillips 66 Southern Hills LLC, the owner of a one-third equity interest in DCP Southern Hills Pipeline, LLC, which owns the 800-mile, fee-based Southern Hills NGL pipeline that transports NGL from the Midcontinent region to the Mont Belvieu market hub. The Southern Hills NGL pipeline has a current capacity of 175,000 barrels per day.

        The Sand Hills and Southern Hills NGL pipelines are operated by DCP Midstream Partners, LP, a publicly traded Delaware limited partnership formed by DCP Midstream, LLC, which is a joint venture between Phillips 66 and Spectra Energy Corp.

        In exchange for the joint venture interests acquired by us in the Pipeline Transaction, Phillips 66 will receive total consideration of approximately $1.01 billion, consisting of approximately $880 million in cash and the issuance of 1,726,914 newly issued units, to be allocated between common units to Phillips 66 Company and general partner units to our general partner in a proportion necessary for our general partner to maintain its 2% general partner interest in us. We intend to use a portion of the net proceeds from this offering to fund a portion of the cash consideration payable by us in the Pipeline Transaction. We plan to fund the remaining portion of the cash consideration using debt financing. The closing of the Pipeline Transaction is subject to standard closing conditions and is expected to occur in early March 2015. The closing of this offering of common units is not conditioned on the closing of the Pipeline Transaction.

        Debt Financing.    Subject to market conditions, we intend to commence an offering of up to an aggregate of $1.1 billion of senior notes (the "proposed senior notes offering"), a portion of the proceeds of which will be used to fund a portion of the cash consideration payable by us in the Pipeline Transaction. The timing and size of the proposed senior notes offering is dependent on market conditions and our ability to access the debt capital markets on terms acceptable to us. If we do not complete the proposed senior notes offering, we may use revolver borrowings or proceeds from other debt financing transactions to fund the remaining portion of the cash consideration. We intend to use the remaining proceeds after funding a portion of the cash consideration for the Pipeline Transaction to repay existing indebtedness, including our outstanding sponsor loans. We cannot give any assurance that the proposed senior notes offering will be commenced or completed. The closing of this offering of common units is not conditioned on the closing of the proposed senior notes offering or obtaining alternative debt financing. If commenced, the proposed senior notes offering will be offered by means of a separate prospectus supplement and not by means of this prospectus supplement. This prospectus supplement does not constitute an offer to sell, or the solicitation of an offer to purchase, any senior notes in the proposed senior notes offering.

        Fourth Quarter 2014 Distributions.    On January 21, 2015, the board of directors of our general partner declared a cash distribution of $0.34 per common and subordinated unit for the fourth quarter of 2014. This distribution, which was paid on February 13, 2015, to all unitholders of record at the close of business on February 4, 2015, represents an increase of 7% over the 2014 third quarter distribution.

        Palermo Rail Terminal Project Acquisition.    In December 2014, we acquired from Phillips 66 certain real property, assets under construction, lease agreements and permits associated with a project to construct a crude oil rail-loading facility in Palermo, North Dakota. The facility is designed to have an initial capacity of 100,000 barrels per day, with the flexibility to be expanded to 200,000 barrels per day. The terminal will have direct access to the Sacagawea Pipeline and provide east and west coast railway access for third-party shippers. The terminal is anticipated to be completed and in service in the fourth quarter of 2015.

        Eagle Ford Gathering System Project Acquisition.    In December 2014, we acquired from Phillips 66 certain real property and assets under construction associated with a project to construct a crude oil gathering system that will consist of two pipelines and a storage facility near Helena and Tilden, Texas. The gathering system is designed to connect Eagle Ford production to third party pipelines. The entire gathering system is anticipated to be completed and operational in the third quarter of 2015. In January 2015, we entered into a throughput and deficiency agreement with Phillips 66 that provides for minimum volume commitments on the gathering system when each portion of the system is completed and in service.

        North Dakota Midstream Joint Ventures.    On January 16, 2015, we and Paradigm Energy Partners, LLC, formed two joint ventures to develop and enhance logistical operations for crude oil transportation in the Bakken region of North Dakota. The two joint ventures are the Paradigm Pipeline LLC (the "Pipeline JV"), in which we have a 50% interest and which is developing the Sacagawea pipeline, and Phillips 66 Partners Terminal LLC (the "Rail JV"), in which we have a 70% interest and which is developing the Palermo rail terminal project. We are the operator of each of the Pipeline JV and the Rail JV. The pipeline and rail terminals that will be constructed by the Pipeline JV and the Rail JV, respectively, are each expected to commence commercial operations in the fourth quarter of 2015.

Principal Executive Offices and Internet Address

        Our executive offices are located at 3010 Briarpark Drive, Houston, Texas 77042, and our telephone number is (855) 283-9237. Our website is located at http://www.phillips66partners.com. We make available our periodic reports and other information filed with or furnished to the SEC, free of charge through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

 Partnership Structure

        The table and simplified diagram below illustrate our organization and ownership after giving effect to this offering and the closing of the Pipeline Transaction, assuming that the underwriters do not exercise their option to purchase additional common units:

Public common units	28.9%
Phillips 66 common units	27.0%
Phillips 66 subordinated units	42.1%
General partner units	2.0%

Total	100.0%

 The Offering

Common units offered by us	5,250,000 common units.
6,037,500 common units if the underwriters exercise in full their option to purchase an additional 787,500 common units from us.
Units outstanding before this offering	39,827,248 common units and 35,217,112 subordinated units.
Units outstanding after this offering	45,077,248 common units, or 45,864,748 common units if the underwriters exercise in full their option to purchase an additional 787,500 common units from us, and 35,217,112 subordinated units.
Use of proceeds

We expect to receive net proceeds of approximately $383.8 million from this offering, or approximately $441.5 million if the underwriters exercise in full their option to purchase additional common units from us, in each case after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use a portion of the net proceeds from this offering to fund a portion of the cash consideration payable by us in the Pipeline Transaction. We intend to use the remaining portion of the net proceeds from this offering for general partnership purposes, including repayment of outstanding indebtedness and to fund capital expenditures. We intend to fund the remaining portion of the cash consideration payable by us in the Pipeline Transaction using proceeds from debt financing transactions, which may consist of the proposed senior notes offering. If the proposed senior notes offering is not completed, we may use revolver borrowings or proceeds from other debt financing transactions to fund the remaining portion of the cash consideration. If the Pipeline Transaction does not close, we intend to use the net proceeds from this offering for general partnership purposes, including repayment of outstanding indebtedness and to fund capital expenditures. The closing of this offering is not conditioned on the closing of the Pipeline Transaction.

If the underwriters exercise their option to purchase additional common units, we expect to use those net proceeds for general partnership purposes, including the repayment of outstanding indebtedness and to fund capital expenditures. Please read "Use of Proceeds."

Affiliates of Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Securities USA Inc., Morgan Stanley & Co. LLC, PNC Capital Markets LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC are lenders under our revolving credit facility and, accordingly, may receive a portion of the net proceeds of this offering. Please read "Underwriting."

Cash distributions

Our general partner has adopted a cash distribution policy that requires us to distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner. We refer to this cash as "available cash," and it is defined in our partnership agreement. Please read "Provisions of our Partnership Agreement Relating to Cash Distributions" in the accompanying base prospectus.

On January 21, 2015, the board of directors of our general partner declared a quarterly cash distribution to our limited partners for the fourth quarter of 2014 of $0.34 per common and subordinated unit, payable on February 13, 2015, to holders of record as of February 4, 2015. This distribution represents an increase of 7% over the 2014 third quarter distribution and 51% over the 2013 fourth quarter distribution.

If cash distributions to our unitholders exceed $0.244375 per unit in any quarter, our general partner will receive, in addition to distributions on its 2% general partner interest, increasing percentages, up to 48%, of the cash we distribute in excess of that amount. We refer to these distributions as "incentive distributions."

Issuance of additional units

Our partnership agreement authorizes us to issue an unlimited number of additional units without the approval of our unitholders. Please read "Our Partnership Agreement—Issuance of Additional Securities" in the accompanying base prospectus.

Limited voting rights

Our general partner manages and operates us. Common unitholders have only limited voting rights on matters affecting our business. Common unitholders have no right to elect our general partner or its directors on an annual or continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units voting together as a single class, including any units owned by our general partner and its affiliates.

After giving effect to this offering and assuming that the underwriters exercise in full their option to purchase additional common units, Phillips 66 will own an aggregate of 68.0% of our common and subordinated units, which gives Phillips 66 the ability to prevent the removal of our general partner.

Estimated ratio of taxable income to distributions

We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2017, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 20% or less of the cash distributed to you with respect to that period. Please read "Material Tax Considerations" in this prospectus supplement.

Material tax consequences

For a discussion of the material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read "Material Tax Considerations" in this prospectus supplement and "Material Federal Income Tax Consequences" in the accompanying base prospectus.

Exchange listing	Our common units are listed on the New York Stock Exchange ("NYSE") under the symbol "PSXP."
Risk factors

You should carefully read and consider the information beginning on page S-15 of this prospectus supplement set forth under the heading "Risk Factors," on page 2 of the accompanying base prospectus and all other information set forth in this prospectus, including the information incorporated by reference, before deciding to invest in our common units.

 Summary Historical and Pro Forma Financial Data

        The following table sets forth a summary of our historical financial data as of December 31, 2014 and 2013, and for each of the three years ended December 31, 2014, 2013 and 2012, as applicable. This summary historical financial data is derived from, and should be read together with, our audited consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2014 ("2014 Form 10-K"), which is incorporated by reference into this prospectus supplement.

        As discussed more fully in our 2014 Form 10-K, the comparability of our historical financial data is affected by the activities of our predecessor businesses (our "Predecessors") prior to their contribution to us. U.S. generally accepted accounting principles require that transfers of businesses between entities under common control be accounted for as if the transfer had occurred at the beginning of the period of transfer, rather than the acquisition date, with prior periods retrospectively adjusted to furnish comparative information. Our 2014 acquisitions of the Gold Line products system, the Medford spheres and the Bayway and Ferndale rail racks were considered transfers of businesses under common control, and their financial position, results of operations and cash flows prior to their acquisition by us are included in the results of our Predecessors. Similarly, the results of operations and cash flows of our initial assets prior to their contribution to us by Phillips 66 on July 26, 2013, in connection with our initial public offering ("IPO") are included in the results of our Predecessors. Accordingly:

  •
  Our consolidated statements of income and cash flows for the year ended December 31, 2014, consist of the combined results of the Gold Line, Medford, Bayway and Ferndale assets prior to the effective date of each acquisition; and the consolidated results of the Partnership. Our consolidated statements of income and cash flows for the year ended December 31, 2013, consist of the consolidated results of the Partnership for the period from July 26, 2013, through December 31, 2013; the combined results of our pre-IPO predecessor for the period from January 1, 2013, through July 25, 2013; and the combined results of the Gold Line, Medford, Bayway and Ferndale assets for the entire year of 2013. Our consolidated statements of income and cash flows for the year ended December 31, 2012, consist entirely of the combined results of our Predecessors.

  •
  Our consolidated balance sheet at December 31, 2014, consists of the consolidated balances of the Partnership. Our consolidated balance sheet at December 31, 2013, consists of the consolidated balances of the Partnership and the combined balances of the Gold Line, Medford, Bayway and Ferndale assets.

        You are encouraged to read the complete description of the basis of presentation of our historical financial statements included in Note 1—Business and Basis of Presentation, in the Notes to Consolidated Financial Statements section of our 2014 Form 10-K, as well as important information on the accounting for, and cash flow impacts of, our acquisitions, included in Note 4—Acquisitions, and Note 16—Cash Flow Information section of our 2014 Form 10-K.

        The summary unaudited pro forma financial data below are derived from (a) our unaudited pro forma consolidated statement of income for the year ended December 31, 2014, which reflects the Pipeline Transaction as if it had occurred on January 1, 2014, and (b) our unaudited pro forma consolidated balance sheet as of December 31, 2014, which reflects the Pipeline Transaction as if it had occurred on December 31, 2014 (together with the notes to unaudited pro forma consolidated financial statements, the "unaudited pro forma financial statements").

        The unaudited pro forma financial statements were prepared based on certain pro forma adjustments to the consolidated financial statements included in our 2014 Form 10-K, and should be read in conjunction with such historical consolidated financial statements, including the related financial statement notes. The unaudited pro forma financial statements were filed with the SEC on Form 8-K on February 17, 2015, and are incorporated herein by reference.

        The Pipeline Transaction will be recorded by the Partnership at Phillips 66's historical cost, as the Pipeline Transaction is between entities under common control. The pro forma adjustments are based on currently available information and certain estimates and assumptions; actual adjustments may differ from the pro forma adjustments. However, our management believes the assumptions are reasonable for presenting the significant effects of the transactions, and that the pro forma adjustments give appropriate effect to those assumptions, are factually supportable, and are properly applied in the pro forma financial statements. The unaudited pro forma financial statements use an assumed mix of equity and debt issuances to finance the cash portion of the Pipeline Transaction acquisition price and, as a result, do not reflect the approximately $170 million increase in the Partnership's total debt, above the amount reflected in the unaudited pro forma financial statements, contemplated by the $1.1 billion proposed senior notes offering. See "Recent Developments—Debt Financing" and "Capitalization." Actual debt and equity that will be used to finance the cash portion of the acquisition price may be different than the assumed ratio. The unaudited pro forma financial statements may not be indicative of the results that actually would have occurred if the Partnership had acquired the investments on the dates indicated, or the results that will be obtained in the future.

        You should read the summary unaudited pro forma financial data below in conjunction with the information under the captions "Capitalization," and "Summary—Recent Developments—Debt Financing" in this prospectus supplement and the unaudited pro forma financial statements incorporated by reference herein.

	Millions of Dollars
	Historical			Pro Forma
	2014	2013	2012	2014
Statement of Income Data
Revenues:
Transportation and terminaling services—related parties	$222.9	$181.9	$141.8	$222.9
Transportation and terminaling services—third parties	6.1	5.1	3.5	6.1
Equity in earnings of affiliates	—	—	—	56.5
Other income	0.1	0.2	—	0.1

Total revenues and other income	229.1	187.2	145.3	285.6

Costs and expenses:
Operating and maintenance expenses	52.5	52.2	54.1	52.5
Depreciation	16.2	14.3	13.6	16.2
General and administrative expenses	25.6	18.4	13.7	26.6
Taxes other than income taxes	4.2	4.8	4.4	4.2
Interest and debt expense	5.3	0.3	—	25.6
Other expenses	0.1	—	0.1	0.1

Total costs and expenses	103.9	90.0	85.9	125.2

Income before income taxes	125.2	97.2	59.4	160.4
Provision for income taxes	0.8	0.5	0.3	0.9

Net income	124.4	96.7	59.1	159.5
Less: net income attributable to Predecessors	8.4	67.8	59.1	8.4

Net income attributable to the Partnership	116.0	28.9	—	151.1
Less: General partner's interest in net income attributable to the Partnership	8.3	0.6	—	9.0

Limited partners' interest in net income attributable to the Partnership	$107.7	$28.3	$—	$142.1

Net income per limited partner unit-basic and diluted (dollars):
Common units	$1.48	$0.40	*	$1.70
Subordinated units	1.45	0.40	*	1.86

Cash distributions paid per limited partner unit	$1.1176	$0.1548	*

Balance Sheet Data
Net properties, plants and equipment	$485.1	$325.1		$485.1
Equity-method investments	—	—		738.4
Total assets	539.5	775.3		1,283.4
Notes payable—related parties	411.6	—		411.6
Long-term debt	18.0	—		517.2
Total liabilities	467.3	31.3		967.2
Total equity	72.2	744.0		316.2

Statement of Cash Flows Data
Net cash provided by (used in):
Operating activities	$142.4	$97.6	$75.1
Investing activities	(315.3)	(77.2)	(33.5)
Financing activities	(243.9)	404.7	(41.6)

*
Information not applicable to the period prior to the closing of our IPO on July 26, 2013.

RISK FACTORS

        An investment in our common units involves risks. Before you invest in our common units, you should carefully consider the following risk factors and the risk factors included in our 2014 Form 10-K, as well as risks described in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and cautionary notes regarding forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying base prospectus, together with all of the other information included or incorporated by reference herein.

        If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially and adversely affected. In that case, our ability to make distributions to our unitholders may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

 Risks Related to the Pipeline Transaction

Even if this offering is completed, the Pipeline Transaction may not be consummated as anticipated, or at all, which could have an adverse impact on our cash available for distribution.

        The Pipeline Transaction is expected to close in early March 2015 and is subject to customary closing conditions. Satisfaction of many of these conditions is beyond our control. If these conditions are not satisfied or waived, the Pipeline Transaction will not be completed. Certain of the conditions that remain to be satisfied include, but are not limited to:

  •
  the continued accuracy of the representations and warranties contained in the Contribution Agreement;

  •
  the performance by each party of its respective obligations under the Contribution Agreement;

  •
  the absence of any legal proceeding or order by a governmental authority restraining, enjoining or otherwise prohibiting the Pipeline Transaction;

  •
  the absence of a material adverse effect on the results of operations or financial condition of the interests to be acquired in the Pipeline Transaction;

  •
  the execution of certain agreements and delivery of certain documents related to the consummation of the Pipeline Transaction; and

  •
  the receipt by us of sufficient proceeds from debt or equity capital markets offerings, bank debt or other arrangements to pay the cash consideration payable by us in the Pipeline Transaction.

        If these conditions are not satisfied or waived, the Pipeline Transaction will not be consummated. There is no guarantee that the Pipeline Transaction will close in early March 2015, or at all. The closing of this offering is not conditioned on, and is expected to be consummated before, the closing of the Pipeline Transaction. Accordingly, if you decide to purchase our common units, you should be willing to do so whether or not we complete the Pipeline Transaction. Failure to complete the Pipeline Transaction or any delays in completing the Pipeline Transaction could have an adverse impact on our future business and operations and our cash available for distribution and could negatively impact the price of our common units.

Failure to successfully combine our business with the assets to be acquired from Phillips 66 in the Pipeline Transaction, or an inaccurate estimate by us of the benefits to be realized from the Pipeline Transaction, may adversely affect our future results.

        The Pipeline Transaction involves potential risks, including:

  •
  the failure to realize expected profitability, growth or accretion;

  •
  the operation of the Explorer pipeline, the Sand Hills NGL pipeline or the Southern Hills NGL pipeline by parties other than us;

  •
  environmental or regulatory compliance matters or liabilities;

  •
  title or permit issues;

  •
  the diversion of management's attention from our existing businesses;

  •
  the incurrence of significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges; and

  •
  the incurrence of unanticipated liabilities and costs for which indemnification is unavailable or inadequate.

        The expected benefits from the pending Pipeline Transaction may not be realized if our estimates of the potential net cash flows associated with the joint venture interests to be acquired by us in the Pipeline Transaction are materially inaccurate or if we fail to identify operating problems or liabilities associated with the underlying pipeline systems prior to closing. The accuracy of our estimates of the potential net cash flows attributable to such joint venture interests is inherently uncertain. If problems are identified after closing of the Pipeline Transaction, the Contribution Agreement provides for limited recourse against Phillips 66.

        If we consummate the Pipeline Transaction and if any of these risks or unanticipated liabilities or costs were to materialize, any desired benefits of the Pipeline Transaction may not be fully realized, if at all, and our future financial performance, results of operations and cash available for distribution could be negatively impacted.

 USE OF PROCEEDS

        We expect to receive net proceeds of approximately $383.8 million, after deducting underwriting discounts and commissions and estimated offering expenses, from the sale of 5,250,000 common units offered by this prospectus supplement. If the underwriters exercise in full their option to purchase 787,500 additional common units, the net proceeds to us, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $441.5 million.

        We intend to use a portion of the net proceeds from this offering to fund a portion of the cash consideration payable by us in the Pipeline Transaction. We intend to use the remaining portion of the net proceeds from this offering for general partnership purposes, including repayment of outstanding indebtedness and to fund capital expenditures. We intend to fund the remaining portion of the cash consideration payable by us in the Pipeline Transaction using proceeds from debt financing transactions, which may consist of the proposed senior notes offering. If the proposed senior notes offering is not completed, we may use revolver borrowings or proceeds from other debt financing transactions to fund the remaining portion of the cash consideration. If the Pipeline Transaction does not close, we intend to use the net proceeds from this offering for general partnership purposes, including repayment of outstanding indebtedness and to fund capital expenditures. The closing of this offering is not conditioned on the closing of the Pipeline Transaction. The Pipeline Transaction, which is subject to standard closing conditions, is expected to close in early March 2015. Please read "Summary—Recent Developments—Pipeline Transaction" and "Risk Factors."

        If the underwriters exercise their option to purchase additional common units, we expect to use those net proceeds for general partnership purposes, including repayment of outstanding indebtedness and to fund capital expenditures.

        As of December 31, 2014, borrowings outstanding under our revolving credit facility totaled $18 million. Borrowings under the revolving credit facility bear interest, at our option, at either: (a) the Eurodollar rate in effect from time to time plus the applicable margin; or (b) the base rate (as described in the credit agreement) plus the applicable margin. Existing borrowings under the revolving credit facility were incurred to fund our ongoing capital expenditure program and to provide working capital for general partnership purposes.

        Affiliates of Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Securities USA Inc., Morgan Stanley & Co. LLC, PNC Capital Markets LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC are lenders under our revolving credit facility and, accordingly, may receive a portion of the net proceeds of this offering. See "Underwriting."

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2014, on:

  •
  a historical basis;

  •
  a "pro forma" basis to give pro forma effect to the Pipeline Transaction, including financing assumptions to fund the cash portion of the Pipeline Transaction that (i) do not give specific effect to sale of units in this offering, and (ii) do not assume the repayment of outstanding indebtedness; as more fully described in our Current Report on Form 8-K filed on February 17, 2015; and

  •
  a "pro forma, as adjusted" basis to reflect:

  •
  the sale of 5,250,000 common units in this offering, which results in a $3.5 million decrease in net offering proceeds from those assumed on a pro forma basis;

  •
  the Partnership's plans to raise up to $1.1 billion in a proposed senior notes offering, which results in a $600.8 million increase in debt financing from that assumed on a pro forma basis. See "Summary—Recent Developments—Debt Financing"; and

  •
  the application of the net proceeds of this offering and the planned use of proceeds from the proposed senior notes offering, which includes the repayment of $429.6 million of existing indebtedness that was not reflected on a pro forma basis. See "Use of Proceeds" and "Summary—Recent Developments—Debt Financing."

        The closing of this offering of common units is not conditioned on the closing of the Pipeline Transaction. You should read this information in conjunction with the "Use of Proceeds" portion of this prospectus supplement and our financial statements and notes thereto that are incorporated by reference into this prospectus supplement and the accompanying base prospectus for additional information about our capital structure. The following table does not reflect any common units that may be sold to the underwriters upon exercise of their option to purchase additional common units.

	Millions of Dollars
At December 31, 2014	Historical	Pro Forma	Pro Forma, As Adjusted
Cash and cash equivalents	$8.3	$8.3	$172.0

Total debt
Revolving credit facility	$18.0	$18.0	$—
Sponsor loans	411.6	411.6	—
Pipeline Transaction indebtedness(1)	—	499.2	—
New senior notes	—	—	1,100.0

Total debt	$429.6	928.8	1,100.0

Equity
Common unitholders—public	415.3	802.3	798.8
Common unitholder—Phillips 66	57.1	56.8	56.8
Subordinated unitholder—Phillips 66	116.8	116.4	116.4
General partner—Phillips 66	(517.0)	(658.0)	(658.0)
Accumulated other comprehensive loss	—	(1.3)	(1.3)

Total equity	72.2	316.2	312.7

Total capitalization	$501.8	$1,245.0	$1,412.7

(1)
May include debt incurred in our proposed senior notes offering, revolver borrowings or proceeds from other debt financing transactions.

 PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

        Our common units are listed on the NYSE under the symbol "PSXP." The last reported sale price of our common units on the NYSE on February 17, 2015 was $75.50. As of February 13, 2015, there were eight holders of record of our common units. The following table sets forth the high and low sales prices of our common units as well as the amount of cash distributions declared and paid during each quarter since our IPO.

	Common Unit Price
			Distributions per Common Unit
Quarter Ended	High	Low			Record Date		Payment Date
March 31, 2015 (through February 13, 2015)	$81.63	$61.50		(1)		(1)		(1)
December 31, 2014	$71.00	$51.35	0.3400		February 4, 2015		February 13, 2015
September 30, 2014	$79.83	$61.82	0.3168		November 4, 2014		November 13, 2014
June 30, 2014	$79.92	$47.50	0.3017		August 4, 2014		August 13, 2014
March 31, 2014	$50.45	$35.50	0.2743		May 5, 2014		May 13, 2014
December 31, 2013	$38.99	$29.03	0.2248		February 4, 2014		February 13, 2014
September 30, 2013(2)	$35.92	$28.10	0.1548		November 4, 2013		November 13, 2013

(1)
The distributions attributable to the quarter ending March 31, 2015, have not yet been declared or paid. We expect to declare and pay cash distributions for the first quarter of 2015 within 45 days following the end of the quarter.

(2)
The distributions attributable to the quarter ended September 30, 2013, were prorated for the period from the date of the closing of our IPO through September 30, 2013.

 MATERIAL TAX CONSIDERATIONS

        The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. Although this section updates and adds information related to certain tax considerations as set forth in the base prospectus, it should be read in conjunction with the risk factors included under the caption "Tax Risks" in our 2014 Form 10-K, and with "Material Federal Income Tax Consequences" in the accompanying base prospectus, which provides a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of our common units. The following discussion is limited as described under the caption "Material Federal Income Tax Consequences" in the accompanying base prospectus. You are urged to consult with your own tax advisor about the federal, state, local and foreign tax consequences particular to your circumstances.

Ratio of Taxable Income to Distributions

        We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2017, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 20% or less of the cash distributed with respect to that period. Thereafter, we anticipate that the ratio of allocable taxable income to cash distributions to the unitholders will increase. Our estimate is based upon many assumptions regarding our business operations, including assumptions as to our revenues, capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct.

        The actual ratio of allocable taxable income to cash distributions could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be greater, and perhaps substantially greater, than our estimate with respect to the period described above if:

  •
  gross income from operations exceeds the amount required to make minimum quarterly distributions on all units, yet we only distribute the minimum quarterly distributions on all units; or

  •
  we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Tax Exempt Organizations and Other Investors

        Ownership of common units by tax-exempt entities, including employee benefit plans and IRAs, and foreign investors raises issues unique to such persons. The relevant rules are complex, and the discussions herein and in the accompanying base prospectus do not address tax considerations applicable to tax-exempt entities and foreign investors, except as specifically set forth in the accompanying base prospectus. Please read "Material Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors" in the accompanying base prospectus.

UNDERWRITING

        Barclays Capital Inc. and J.P. Morgan Securities LLC are acting as the representatives of each of the underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has severally agreed, to purchase from us the number of common units set forth opposite its name below.

Underwriter	Number of Common Units
Barclays Capital Inc.	787,500
J.P. Morgan Securities LLC	787,500
Citigroup Global Markets Inc.	525,000
Goldman, Sachs & Co.	525,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	525,000
Morgan Stanley & Co. LLC	525,000
RBC Capital Markets, LLC	525,000
Wells Fargo Securities, LLC	525,000
BNP Paribas Securities Corp.	105,000
Deutsche Bank Securities Inc.	105,000
Mizuho Securities USA Inc.	105,000
PNC Capital Markets LLC	105,000
Scotia Capital (USA) Inc.	105,000

Total	5,250,000

        Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the common units sold under the underwriting agreement (other than those covered by the option to purchase additional units as described below) if any of these common units are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Option to Purchase Additional Common Units

        We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 787,500 additional common units at the public offering price, less the underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional common units proportionate to that underwriter's initial amount reflected in the above table.

Commissions and Discounts

        The representatives have advised us that the underwriters propose initially to offer the common units to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $2.265 per common unit. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

        The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes both no exercise and full exercise by the underwriters of their option to purchase additional common units.

	Per common unit	Without option	With option
Public offering price	$75.50	$396,375,000.00	$455,831,250.00
Underwriting discount	$2.265	$11,891,250.00	$13,674,937.50
Proceeds, before expenses, to us	$73.235	$384,483,750.00	$442,156,312.50

        We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $0.7 million.

No Sales of Similar Securities

        We, our general partner's executive officers and directors, and Phillips 66 Company have agreed not to sell or transfer any common units or securities convertible into, exchangeable for, exercisable for, or repayable with common units, for 45 days after the date of this prospectus supplement without first obtaining the written consent of Barclays Capital Inc. and J.P. Morgan Securities LLC. Specifically, we and these other persons have agreed, with certain limited exceptions, and among other actions, not to directly or indirectly:

  •
  offer, pledge, sell or contract to sell any common units,

  •
  sell any option to purchase or otherwise transfer or dispose of any common units,

  •
  file a registration statement related to the common units,

  •
  enter into any swap or other arrangement that transfers, in whole or in part, the economic consequence of ownership of any common units, whether any such swap or transaction is to be settled by delivery of common units or other securities, in cash or otherwise, or

  •
  publicly announce an intention to effect any transaction specified above.

        This lock-up provision applies to common units and to securities convertible into or exchangeable or exercisable for or repayable with common units. It also applies to common units owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New York Stock Exchange Listing

        The common units are listed on the NYSE under the symbol "PSXP."

Price Stabilization, Short Positions

        Until the distribution of the common units is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common units. However, the representatives may engage in transactions that stabilize the price of the common units, such as bids or purchases to peg, fix or maintain that price.

        In connection with the offering, the underwriters may purchase and sell our common units in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of common units than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional common units described above. The underwriters may close out any covered short position by either exercising their option to purchase additional common units or purchasing common units in the open market. In determining the source of common units to close out the covered short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the option granted to them. "Naked" short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common units made by the underwriters in the open market prior to the completion of the offering.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of our common units. As a result, the price of our common units may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common units. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Relationships

        Certain of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, affiliates of Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Securities USA Inc., Morgan Stanley & Co. LLC, PNC Capital Markets LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC are lenders, and in some cases agents or managers for the lenders, under our revolving credit facility and affiliates of all of the underwriters are lenders under Phillips 66's Credit Agreement dated as of February 22, 2012, as amended, for which such affiliates of such underwriters, in each case, have received customary fees. We may use net proceeds from the offering to repay a portion of the amount outstanding under our revolving credit facility and, as a result of such payment, such affiliates of such underwriters may receive a portion of the proceeds of the offering.

        Because the Financial Industry Regulatory Authority, Inc. ("FINRA") view our securities as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus supplement forms a part will be made in accordance with Rule 2310 of the FINRA Rules.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

 Electronic Distribution

        In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This offering document does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the common units may only be made to persons (the "Exempt Investors"), who are:

  (a)
  "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act; and

  (b)
  "wholesale clients" (within the meaning of section 761G of the Corporations Act),

so that it is lawful to offer the common units without disclosure to investors under Chapters 6D and 7 of the Corporations Act.

        The common units applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapters 6D and 7 of the Corporations Act would not be required pursuant to an exemption under both section 708 and Subdivision B of Division 2 of Part 7.9 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapters 6D and 7 of the Corporations Act. Any person acquiring common units must observe such Australian on-sale restrictions.

        This offering document contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this offering document is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

        No advertisement, invitation or document relating to the common units has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common units which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

 VALIDITY OF THE COMMON UNITS

        Certain legal matters with respect to the validity of the common units will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Andrews Kurth LLP, Houston, Texas.

EXPERTS

        The consolidated financial statements of Phillips 66 Partners LP appearing in Phillips 66 Partners LP's Annual Report (Form 10-K) for the year ended December 31, 2014, and the effectiveness of Phillips 66 Partners LP's internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Phillips 66 Partners LP's management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Explorer Pipeline Company as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of DCP Sand Hills Pipeline, LLC as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, incorporated in this prospectus by reference from the Current Report on Form 8-K of Phillips 66 Partners LP dated February 13, 2015, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of DCP Southern Hills Pipeline, LLC as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, incorporated in this prospectus by reference from the Current Report on Form 8-K of Phillips 66 Partners LP dated February 13, 2015, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement with the SEC under the Securities Act of 1933, as amended, that registers the offer and sale from time to time of our common units and debt securities, including the common units covered by this prospectus supplement. The registration statement, including the attached exhibits, contains additional relevant information about us and our securities. In addition, we file annual, quarterly and current reports with the SEC. Our SEC filings are available over the internet at the SEC's website at http://www.sec.gov. You also can read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement or the accompanying base prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement and the accompanying base prospectus. Information that we later provide to the SEC, and that is deemed to be "filed" with the SEC, will automatically update information previously filed with the SEC and may replace information in this prospectus supplement and the accompanying base prospectus and information previously filed with the SEC.

        We incorporate by reference in this prospectus supplement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (excluding information deemed to be furnished and not filed with the SEC), until all the common units offered hereby are sold:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on February 13, 2015;

  •
  Our Current Report on Form 8-K as filed with the SEC on February 17, 2015 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K); and

  •
  The description of our common units in our Registration Statement on Form 8-A (File No. 001-36011), as filed with the SEC on July 18, 2013.

        You may request a copy of any document incorporated by reference in this prospectus supplement and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Phillips 66 Partners LP
3010 Briarpark Drive
Houston, Texas 77042
Attention: Investor Relations
Telephone: (855) 283-9237

        We also make available free of charge on our internet website at www.phillips66partners.com our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not incorporated by reference into this prospectus supplement and you should not consider information contained on our website as part of this prospectus supplement.

PROSPECTUS

Phillips 66 Partners LP

Phillips 66 Partners Finance Corporation

Common Units Representing Limited Partner Interests

Debt Securities

        We may from time to time, in one or more offerings, offer and sell common units representing limited partner interests in Phillips 66 Partners LP or debt securities described in this prospectus. The debt securities may be issued by Phillips 66 Partners LP or co-issued by Phillips 66 Partners Finance Corporation, and may be guaranteed by one or more of our subsidiaries. We refer collectively to the common units and the debt securities as the "securities."

        This prospectus describes only the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will describe the specific manner in which we will offer the securities and also may add, update or change information contained in this prospectus. The names of any underwriters and the specific terms of a plan of distribution will be stated in the prospectus supplement. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

        We may offer and sell the securities in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering. No securities may be sold without the delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

        Our common units are traded on the New York Stock Exchange, or the NYSE, under the symbol "PSXP."

        Investing in our securities involves risks. You should carefully consider the factors described under "Risk Factors" beginning on page 2 of this prospectus and any similar section contained in the applicable prospectus supplement before you make an investment in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 1, 2014.

        In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.

        You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the SEC, as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933 as amended, or the Securities Act, utilizing a "shelf" registration process or continuous offering process. Under this shelf registration process, we may, from time to time, sell an unlimited amount of the securities described in this prospectus in one or more offerings.

        This prospectus provides you with a general description of Phillips 66 Partners LP and the securities that are registered hereunder that may be offered by us. Each time we sell any securities offered by this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. To the extent information in this prospectus is inconsistent with the information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

        A prospectus supplement may include additional risk factors or other special considerations applicable to those securities and may also add, update or change information in this prospectus. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Please read "Where You Can Find More Information." You are urged to read carefully this prospectus and any attached prospectus supplements relating to the securities offered to you, together with the additional information described under the heading "Where You Can Find More Information," before investing in our common units or debt securities.

        Unless the context otherwise requires, references in this prospectus to "Phillips 66 Partners LP," "the Partnership," "we," "our," "us," or like terms refer to Phillips 66 Partners LP and our subsidiaries. "Phillips 66" refers to Phillips 66 and its consolidated subsidiaries, other than Phillips 66 Partners LP, our subsidiaries and our general partner.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement with the SEC under the Securities Act that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and our results of operations. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

        We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), excluding any information in those documents that is deemed by the rules of the SEC to be furnished not filed, until the termination of the registration statement:

  •
  our annual report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on February 21, 2014, as modified by our Current Report on Form 8-K filed with the SEC on May 23, 2014;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, which was filed with the SEC on May 1, 2014, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which was filed with the SEC on July 31, 2014;

  •
  our Current Reports on Form 8-K filed with the SEC on February 13, 2014; March 3, 2014 (as amended on March 27, 2014); and June 18, 2014;

  •
  the description of our common units contained in our registration statement on Form 8-A (File No. 001-36011) filed with the SEC on July 18, 2013, and including any other amendments or reports filed for the purpose of updating such description.

        Our principal executive offices are located at 3010 Briarpark Drive, Houston, Texas 77042, and our telephone number is (855) 283-9237. Our common units trade on the New York Stock Exchange under the symbol "PSXP." We file annual, quarterly and other reports and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's website at http://www.sec.gov. We also make available, free of charge on our website at http://www.phillips66partners.com, all materials that we electronically file with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports, and amendments to these reports as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus. You may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in this prospectus), free of charge by contacting us at Phillips 66 Partners LP, Attention: Investor Relations, 3010 Briarpark Drive, Houston, Texas 77042, (855) 283-9237, or investorrelations@p66partners.com. We also post on our website our governance guidelines, code of business ethics and conduct, and the charter for the audit committee of our board of directors.

FORWARD-LOOKING STATEMENTS

        Some of the statements and information included in this prospectus, any prospectus supplement and the information incorporated by reference in this prospectus or any prospectus supplement may contain forward-looking statements. You can identify our forward-looking statements by the words "anticipate," "estimate," "believe," "budget," "continue," "could," "intend," "may," "plan," "potential," "predict," "seek," "should," "will," "would," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and similar expressions.

        We based the forward-looking statements on our current expectations, estimates and projections about us and the industries in which we operate in general. We caution you these statements are not guarantees of future performance as they involve assumptions that, while made in good faith, may prove to be incorrect, and involve risks and uncertainties we cannot predict. In addition, we based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements. Any differences could result from a variety of factors, including the following:

  •
  The continued ability of Phillips 66 to satisfy its obligations under our commercial and other agreements.

  •
  The volume of crude oil and refined petroleum products we transport, terminal and store.

  •
  The tariff rates with respect to volumes that we transport through our regulated assets, which rates are subject to review and possible adjustment by federal and state regulators.

  •
  Changes in revenue we realize under the loss allowance provisions of our regulated tariffs resulting from changes in underlying commodity prices.

  •
  Fluctuations in the prices for crude oil and refined petroleum products.

  •
  Changes in global economic conditions and the effects of a global economic downturn on the business of Phillips 66 and the business of its suppliers, customers, business partners and credit lenders.

  •
  Liabilities associated with the risks and operational hazards inherent in transporting, terminaling and storing crude oil and refined petroleum products.

  •
  Curtailment of operations due to severe weather disruption; riots, strikes, lockouts or other industrial disturbances; or failure of information technology systems due to various causes, including unauthorized access or attack.

  •
  Costs or liabilities associated with federal, state and local laws and regulations relating to environmental protection and safety, including spills, releases and pipeline integrity.

  •
  Costs associated with compliance with evolving environmental laws and regulations on climate change.

  •
  Costs associated with compliance with safety regulations, including pipeline integrity management program testing and related repairs.

  •
  Changes in the cost or availability of third-party vessels, pipelines, rail cars and other means of delivering and transporting crude oil and refined petroleum products.

  •
  Direct or indirect effects on our business resulting from actual or threatened terrorist incidents or acts of war.

        When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in this prospectus and any prospectus supplement, as well as other written and oral statements made or incorporated by reference from time to time by us in other reports and filings with the SEC. All forward-looking statements included in this prospectus, any prospectus supplement and all subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements speak only as of the date made, other than as required by law, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

v

ABOUT PHILLIPS 66 PARTNERS LP

        We are a growth-oriented master limited partnership formed in 2013 by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and natural gas liquids, or NGL, pipelines and terminals and other transportation and midstream assets. Our assets consist of crude oil and refined petroleum product pipeline, terminal and storage systems in the Central and Gulf Coast regions of the United States that are integral to the Phillips 66 refining and marketing operations they support. We generate revenue primarily by charging tariffs and fees for transporting crude oil and refined petroleum products through our pipelines and terminaling and storing crude oil and refined petroleum products at our terminals. We do not take ownership of the crude oil or refined petroleum products that we transport, terminal and store, and we do not engage in the trading of any commodities. Currently, substantially all of our revenue is derived from Phillips 66, primarily under various long-term, fee-based commercial agreements that include minimum volume commitments. Phillips 66 accounted for 94 percent, 95 percent and 94 percent of our total revenues for the years ended December 31, 2013, 2012 and 2011, respectively.

        Our general partner, Phillips 66 Partners GP LLC, is a Delaware limited liability company. We are managed and controlled by our general partner.

        We own 100% of Phillips 66 Partners Finance Corporation ("Partners Finance"). Partners Finance was organized for the purpose of co-issuing our debt securities and has no material assets or liabilities other than as co-issuer of our debt securities. Its activities will be limited to co-issuing our debt securities and engaging in activities related thereto.

        Our operating companies may unconditionally guarantee any series of debt securities offered by this prospectus, as set forth in an applicable prospectus supplement. As used in this prospectus, the term "subsidiary guarantors" mean the subsidiaries that unconditionally guarantee any such series of debt securities.

        Our executive offices are located at 3010 Briarpark Drive, Houston, Texas 77042, and our telephone number is (855) 283-9237. Our website is located at http://www.phillips66partners.com.

RISK FACTORS

        An investment in our securities involves risks. Before you invest in our securities, you should carefully consider the risk factors included in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and those that may be included in any applicable prospectus supplement, as well as risks described in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and cautionary notes regarding forward-looking statements included or incorporated by reference in this prospectus, together with all of the other information included or incorporated by reference in this prospectus, any prospectus supplement and the documents we incorporate by reference.

        If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, our ability to make distributions to our unitholders may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

USE OF PROCEEDS

        Unless otherwise indicated to the contrary in an applicable prospectus supplement, we will use the net proceeds from the sale of the securities covered by this prospectus for general partnership purposes, which may include debt repayment, future acquisitions, capital expenditures and additions to working capital.

        Any allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in a prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis. For purposes of computing the ratio of earnings to fixed charges, "earnings" are defined as income before taxes plus fixed charges less capitalized interest. "Fixed charges" consist of interest expensed and capitalized, amortization of deferred loan costs and an estimate of interest within rent expense.

			Predecessor to Phillips 66 Partners LP
			Year Ended December 31,

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
			2012		2011

Ratio of Earnings to Fixed Charges	34.7X	335.0X		(1)		(1)

(1)
Not applicable as we did not incur fixed charges in 2012 and 2011.

DESCRIPTION OF OUR COMMON UNITS

        The following description of our common units is not complete and may not contain all the information you should consider before investing in our common units. This description is summarized from, and qualified in its entirety by reference to, our partnership agreement, which has been publicly filed with the SEC. See "Where You Can Find More Information."

The Units

        The common units represent limited partner interests in us. The holders of common units, along with holders of subordinated units, are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and "Provisions of Our Partnership Agreement Relating to Cash Distributions." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "Our Partnership Agreement." Our outstanding common units are listed on the NYSE under the symbol "PSXP" and any additional common units we issue will also be listed on the NYSE. As of July 31, 2014, 38,747,707 common units and 35,217,112 subordinated units were outstanding.

Transfer Agent and Registrar

  Duties

        American Stock Transfer & Trust Company, LLC serves as registrar and transfer agent for our common units. We pay all fees charged by the transfer agent for transfers of common units, except for the following, which must be paid by unitholders:

  •
  surety bond premiums to replace lost or stolen certificates, or to cover related taxes and other governmental charges;

  •
  special charges for services requested by a holder of a common unit; and

  •
  other similar fees or charges.

        There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

  Resignation or Removal

        The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        Upon the transfer of a common unit in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

  •
  automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement;

  •
  represents and warrants that the transferee has the right, power, authority, and capacity to enter into our partnership agreement; and

  •
  gives the consents, waivers and approvals contained in our partnership agreement.

        Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

DESCRIPTION OF OUR DEBT SECURITIES AND GUARANTEES OF DEBT SECURITIES

        The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

        We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series. The debt securities may be fully and unconditionally guaranteed on a secured or unsecured senior or subordinated basis by one or more guarantors, if any. The obligations of any guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. In the event that any series of debt securities and guarantees will be subordinated to other indebtedness that we have outstanding or may incur, the terms of the subordination will be set forth in the prospectus supplement relating to the subordinated debt securities or guarantees.

        The debt securities and any guarantees will be issued under an indenture among us, the subsidiary guarantors, if any, and The Bank of New York Mellon Trust Company, National Association, as trustee. We have summarized select portions of the indenture below. The summary is not complete. The indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

        As used in this section only, references to "the Partnership" refer only to Phillips 66 Partners LP, and the words "we," "us" or "our" refer only to the Partnership and, in the event it acts as co-issuer of the debt securities, Partners Finance, but it does not refer to any of our other subsidiaries or, in the event that Partners Finance does not act as co-issuer of the debt securities, Partners Finance.

General

        The terms of each series of debt securities and guarantees will be established by or pursuant to a resolution of the board of directors of our general partner and set forth or determined in the manner provided in a resolution of such board of directors, in an officer's certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities and guarantees will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

        We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered the aggregate principal amount and the following terms of such series of debt securities, if applicable:

  •
  whether Partners Finance is acting as co-issuer;

  •
  the title and ranking of the debt securities (including the terms of any subordination provisions);

  •
  the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

  •
  any limit on the aggregate principal amount of the debt securities;

  •
  the date or dates on which the principal of the securities of the series is payable;

  •
  the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

  •
  the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

  •
  the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities at our option;

  •
  any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and the terms and conditions upon which securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

  •
  the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

  •
  the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

  •
  whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

  •
  the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

  •
  the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

  •
  the designation of the currency, currencies or currency units in which payment of principal of and interest on the debt securities will be made;

  •
  if payments of principal of or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

  •
  the manner in which the amounts of payment of principal of or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

  •
  any provisions relating to any security provided for the debt securities or the guarantees;

  •
  any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

  •
  any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

  •
  any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

  •
  the provisions, if any, relating to conversion or exchange of any debt securities, including, if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory at the option of the holders or of us, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

  •
  any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

  •
  the terms, if any, of any guarantee of the principal of and interest on the debt securities (including the identity of any guarantor), whether any such guarantee shall be made on a senior or subordinated basis and, if applicable, a description of the subordination terms of any such guarantee. (Section 2.2)

        We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

        If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

        Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a "book-entry debt security"), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a "certificated debt security") as set forth in the applicable prospectus supplement. Except as set forth under the heading "Global Debt Securities and Book-Entry System" below, book-entry debt securities will not be issuable in certificated form.

        Certificated Debt Securities.    You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7)

        You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

        Global Debt Securities and Book-Entry System.    Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see "Global Securities."

Covenants

        We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)

No Protection in the Event of a Change of Control

        Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our properties and assets to, any person (a "successor person") unless:

  •
  we are the surviving entity or the successor person (if other than us) is a corporation, limited liability company, partnership, trust or other entity organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

  •
  immediately after giving effect to the transaction, no Default or Event of Default shall have occurred and be continuing;

  •
  if we are not the successor person, each guarantor, unless it has become the successor person, confirms that its guarantee shall continue to apply to the obligations under the debt securities and the indenture to the same extent as prior to such merger, sale, conveyance, transfer, lease or other disposition, as applicable; and

  •
  certain other conditions are met.

        Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us. (Section 5.1)

Events of Default

        "Event of Default" means with respect to any series of debt securities, any of the following:

  •
  default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

  •
  default in the payment of principal of any security of that series at its maturity;

  •
  default in the performance or breach of any other covenant or agreement by us in the indenture (other than a covenant or agreement that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after (i) we receive written notice from the trustee or (ii) we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

  •
  certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of us;

  •
  any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

        No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

        We will provide the trustee written notice of any Default or Event of Default promptly after becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof. (Section 4.3)

        If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration, notice or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration and its consequences if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

        The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives indemnity reasonably satisfactory to it against any cost, liability or expense that might be incurred by it in exercising such right or power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

        No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

  •
  that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

  •
  the holders of at least 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security reasonably satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

        Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

        The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each securityholder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

        We and the trustee may modify and amend or supplement the indenture or the debt securities of any series or waive any provision thereof without the consent of any holder of any debt security then outstanding:

  •
  to cure any ambiguity, omission, defect or inconsistency;

  •
  to comply with covenants in the indenture described above under the heading "Consolidation, Merger and Sale of Assets;"

  •
  to provide for uncertificated securities in addition to or in place of certificated securities;

  •
  to surrender any of our rights or powers under the indenture;

  •
  to add covenants or events of default for the benefit of the holders of debt securities of any series;

  •
  to comply with the applicable procedures of the applicable depositary;

  •
  to make any change that does not adversely affect the rights of any holder of debt securities;

  •
  to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

  •
  to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee;

  •
  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

  •
  to comply with the rules or regulations of any securities exchange or automated quotation system on which any of the securities may be listed or traded;

  •
  to reflect the release of a guarantor of the debt securities in accordance with the terms of the indenture; or

  •
  to add guarantors with respect to any or all of the debt securities or to secure any or all of the debt securities or the guarantees. (Section 9.1)

        We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

  •
  reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

  •
  reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

  •
  reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

  •
  reduce the principal amount of discount securities payable upon acceleration of maturity;

  •
  waive a default or Event of Default in the payment of the principal of, premium or interest on any debt security (except in connection with a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a related waiver of the payment default that resulted from such acceleration);

  •
  make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

  •
  make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

  •
  waive a redemption payment with respect to any debt security; or

  •
  if the debt securities of that series are entitled to the benefit of a guarantee, release any guarantor of such series other than as provided in the indenture or modify the guarantee in any manner adverse to the holders. (Section 9.3)

        Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any existing or past default and its consequences under the indenture with respect to that series, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

        Legal Defeasance.    The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations or both in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

        This discharge may occur only if, among other things, no default or event of default with respect to the applicable series of debt securities shall have occurred and be continuing on the date of such deposit or, with regard to any such default or event of default related to bankruptcy, at any time on or prior to the 90th day after the date of such deposit; and we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

        Defeasance of Certain Covenants.    The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions we shall be released from our obligations under the covenant described under the heading "Consolidation, Merger and Sale of Assets" and certain other covenants set forth in the indenture, as well as any additional covenants that may be set forth in the applicable prospectus supplement; and any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series ("covenant defeasance").

        The conditions include:

  •
  depositing with the trustee, in trust, money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide cash in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities;

  •
  no default or event of default with respect to the applicable series of debt securities shall have occurred and be continuing on the date of such deposit or, with regard to any such default or event of default related to bankruptcy, at any time on or prior to the 90th day after the date of such deposit; and

  •
  delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

        Covenant Defeasance and Events of Default.    In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments. (Section 8.4).

No Personal Liability of Directors, Officers, Employees, Partners or Unitholders

        None of our past, present or future directors, officers, employees, partners or unitholders, as such, will have any liability for any of our obligations under the debt securities, the guarantee or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

        The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York (without regard to the conflicts of laws provisions thereof other than Section 5-1401 of the General Obligations Law). (Section 12.10)

Subsidiary Guarantors

        The Partnership, as the parent company, has no independent assets or operations. The Partnership's operations are conducted by its subsidiaries. Each of the Partnership's subsidiaries is a guarantor (other than Partners Finance, a 100% owned subsidiary of the Partnership whose sole purpose is to act as co-issuer of any debt securities, and subsidiaries that are minor). Each guarantor is a 100% owned subsidiary of the Partnership. The guarantees registered under the registration statement will be full and unconditional and joint and several, subject to certain automatic customary releases, including sale, exchange, or transfer of all of our equity interests in such subsidiary guarantor to any person that is not an affiliate of us, the merger of such subsidiary guarantor into either issuer or other subsidiary guarantor of the securities, or the liquidation and dissolution of such subsidiary guarantor. There are no significant restrictions on the ability of the Partnership or any guarantor to obtain funds from its subsidiaries by dividend or loan. None of the assets of the Partnership or a guarantor represent restricted net assets pursuant to Rule 4-08(e)(3) of Regulation S-X under the Securities Act.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

        Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

  General

        Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date.

  Definition of available cash

        Available cash generally means, for any quarter, all cash and cash equivalents on hand at the end of that quarter:

  •
  less, the amount of cash reserves established by our general partner to:

  •
  provide for the proper conduct of our business (including reserves for our future capital expenditures, future acquisitions, anticipated future debt service requirements and refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing related to FERC rate proceedings or rate proceedings under applicable law subsequent to that quarter);

  •
  comply with applicable law, any of our or our subsidiaries' debt instruments or other agreements; or

  •
  provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for distributions if the effect of the establishment of such reserves will prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter);

  •
  plus, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

        The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within 12 months with funds other than from additional working capital borrowings.

  Intent to distribute the minimum quarterly distribution

        We intend to make a minimum quarterly distribution to the holders of our common units and subordinated units of $0.2125 per unit, or $0.85 per unit on an annualized basis, to the extent we have sufficient available cash after the establishment of cash reserves and the payment of costs and expenses, including reimbursements of expenses to our general partner. Our most recent quarterly distribution declared by the board of directors of our general partner was $0.3017 per unit, or $1.2068 per unit on an annualized basis. However, there is no guarantee that we will pay the minimum quarterly distribution on our units in any quarter. The amount of distributions paid under our cash distribution policy and the decision to make any distribution will be determined by our general partner, taking into consideration the terms of our partnership agreement.

  General partner interest and incentive distribution rights

        As of the date of this prospectus, our general partner is entitled to 2% of all quarterly distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. The general partner interest in these distributions will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest.

        Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 48%, of the available cash we distribute from operating surplus (as defined below) in excess of $0.244375 per unit per quarter. The maximum distribution of 48% does not include any distributions that our general partner or its affiliates may receive on common, subordinated or general partner units that they own. Please read "—General Partner Interest and Incentive Distribution Rights" for additional information.

Operating Surplus and Capital Surplus

  General

        All cash distributed to unitholders will be characterized as either being paid from "operating surplus" or "capital surplus." We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

  Operating surplus

        We define operating surplus as:

  •
  $60.0 million (as described below); plus

  •
  all of our cash receipts, excluding cash from interim capital transactions (as defined below), provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its specified termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus

  •
  working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

  •
  cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the construction, development, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; less

  •
  all of our operating expenditures (as defined below); less

  •
  the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

  •
  all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such 12-month period with the proceeds of additional working capital borrowings.

        As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by operations. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $60.0 million of cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

        The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures (as described below) and thus reduce operating surplus when repayments are made. However, if working capital borrowings, which increase operating surplus, are not repaid during the twelve-month period following the borrowing, they will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowings are in fact repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

        We define interim capital transactions as (1) borrowings, refinancings or refundings of indebtedness (other than working capital borrowings and items purchased on open account or for a deferred purchase price in the ordinary course of business) and sales of debt securities, (2) sales of equity securities, and (3) sales or other dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of normal asset retirements or replacements.

        We define operating expenditures as all of our cash expenditures, including, but not limited to, taxes, reimbursements of expenses of our general partner and its affiliates, officer, director and employee compensation, debt service payments, payments made in the ordinary course of business under interest rate hedge contracts and commodity hedge contracts (provided that payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its settlement or termination date specified therein will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract and amounts paid in connection with the initial purchase of a rate hedge contract or a commodity hedge contract will be amortized at the life of such rate hedge contract or commodity hedge contract), maintenance capital expenditures (as discussed in further detail below), and repayment of working capital borrowings; provided, however, that operating expenditures will not include:

  •
  repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid (as described above);

  •
  payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than working capital borrowings;

  •
  expansion capital expenditures;

  •
  payment of transaction expenses (including taxes) relating to interim capital transactions;

  •
  distributions to our partners;

  •
  repurchases of partnership interests (excluding repurchases we make to satisfy obligations under employee benefit plans); or

  •
  any other expenditures or payments using the proceeds of this offering that are described in "Use of Proceeds."

  Capital surplus

        Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

  •
  borrowings other than working capital borrowings;

  •
  sales of our equity and debt securities;

  •
  sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets; and

  •
  capital contributions received.

  Characterization of cash distributions

        All available cash distributed by us on any date from any source will be treated as distributed from operating surplus until the sum of all available cash distributed equals our cumulative operating surplus. We anticipate that distributions from operating surplus will generally not represent a return of capital. However, operating surplus, as defined in our partnership agreement, includes certain components, including a $60.0 million cash basket, that represent non-operating sources of cash. Consequently, it is possible that all or a portion of specific distributions from operating surplus may represent a return of capital. Any available cash distributed by us in excess of our cumulative operating surplus will be deemed to be capital surplus under our partnership agreement. Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from our initial public offering and as a return of capital. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

        Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity or operating income. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines and storage facilities, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.

        Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating capacity or operating income over the long term. Examples of expansion capital expenditures include the acquisition of equipment, or the construction, development or acquisition of additional pipeline or storage capacity, to the extent such capital expenditures are expected to expand our long-term operating capacity or operating income. Expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the construction, development, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date that such capital improvement commences commercial service and the date that such capital improvement is abandoned or disposed of.

        Capital expenditures that are made in part for maintenance capital purposes and in part for expansion capital purposes will be allocated as maintenance capital expenditures or expansion capital expenditures by our general partner.

Subordinated Units and Subordination Period

  General

        Our partnership agreement provides that, during the subordination period (which we define below), the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.2125 per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. These units are deemed "subordinated" because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters. Furthermore, no arrearages will accrue or be payable on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that, during the subordination period, there will be available cash to be distributed on the common units.

  Subordination period

        Except as described below, the subordination period began with the closing of our initial public offering and will extend until the first business day following the distribution of available cash in respect of any quarter beginning with the quarter ending September 30, 2016, that each of the following tests are met:

  •
  distributions of available cash from operating surplus on each of the outstanding common units, subordinated units and general partner units equaled or exceeded $0.85 (the annualized minimum quarterly distribution), for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the adjusted operating surplus (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of $0.85 (the annualized minimum quarterly distribution) on all of the outstanding common units, subordinated units and general partner units during those periods on a fully diluted basis; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

  Early termination of the subordination period

        Notwithstanding the foregoing, the subordination period will automatically terminate on the first business day following the distribution of available cash in respect of any quarter, beginning with the quarter ending September 30, 2014, that each of the following tests are met:

  •
  distributions of available cash from operating surplus on each of the outstanding common units, subordinated units and general partner units equaled or exceeded $1.275 (150% of the annualized minimum quarterly distribution), plus the related distributions on the incentive distribution rights, for the four-quarter period immediately preceding that date;

  •
  the adjusted operating surplus (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of (1) $1.275 (150% of the annualized minimum quarterly distribution) on all of the outstanding common units, subordinated units and general partner units during that period on a fully diluted basis and (2) the corresponding distributions on the incentive distribution rights; and

  •
  there are no arrearages in payment of the minimum quarterly distributions on the common units.

  Expiration upon removal of the general partner

        In addition, if the unitholders remove our general partner other than for cause:

  •
  the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (1) neither such person nor any of its affiliates voted any of its units in favor of the removal and (2) such person is not an affiliate of the successor general partner;

  •
  if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end; and

  •
  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

  Expiration of the subordination period

        When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will thereafter participate pro rata with the other common units in distributions of available cash.

  Adjusted operating surplus

        Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net drawdowns of reserves of cash established in prior periods. Adjusted operating surplus for a period consists of:

  •
  operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet under the caption "—Operating Surplus and Capital Surplus—Operating Surplus" above); less

  •
  any net increase in working capital borrowings with respect to that period; less

  •
  any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

  •
  any net decrease in working capital borrowings with respect to that period; plus

  •
  any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to that period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods; plus

  •
  any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Distributions of Available Cash From Operating Surplus During the Subordination Period

        Assuming our general partner maintains its 2% general partner interest and we do not issue additional classes of equity securities, we will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

  •
  first, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

  •
  second, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

  •
  third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—General Partner Interest and Incentive Distribution Rights" below.

Distributions of Available Cash From Operating Surplus After the Subordination Period

        Assuming our general partner maintains its 2% general partner interest and we do not issue additional classes of equity securities, we will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

  •
  first, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—General Partner Interest and Incentive Distribution Rights" below.

General Partner Interest and Incentive Distribution Rights

        Our partnership agreement provides that our general partner initially will be entitled to 2% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us in order to maintain its 2% general partner interest if we issue additional units. Our general partner's 2% interest, and the percentage of our cash distributions to which it is entitled from such 2% interest, will be proportionately reduced if we issue additional units in the future (other than the issuance of common units upon conversion of outstanding subordinated units or the issuance of common units upon a reset of the incentive distribution rights) and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2% general partner interest. Our partnership agreement does not require that our general partner fund its capital contribution with cash. Our general partner may instead fund its capital contribution by the contribution to us of common units or other property.

        Incentive distribution rights represent the right to receive an increasing percentage (13%, 23% and 48%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest.

        The following discussion assumes that our general partner maintains its 2% general partner interest, and that our general partner continues to own the incentive distribution rights.

        If for any quarter:

  •
  we have distributed available cash from operating surplus to the common unitholders and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

  •
  we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

  •
  first, 98% to all unitholders, pro rata, and 2% to our general partner, until each unitholder receives a total of $0.244375 per unit for that quarter (the "first target distribution");

  •
  second, 85% to all unitholders, pro rata, and 15% to our general partner, until each unitholder receives a total of $0.265625 per unit for that quarter (the "second target distribution");

  •
  third, 75% to all unitholders, pro rata, and 25% to our general partner, until each unitholder receives a total of $0.318750 per unit for that quarter (the "third target distribution"); and

  •
  thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

Percentage Allocations of Available Cash from Operating Surplus

        The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under "Marginal percentage interest in distributions" are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total quarterly distribution per unit target amount." The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2% general partner interest and assume that our general partner has contributed any additional capital necessary to maintain its 2% general partner interest, our general partner has not transferred its incentive distribution rights and that there are no arrearages on common units.

		Marginal percentage interest in distributions
	Total quarterly distribution per unit target amount	Unitholders	General Partner
Minimum Quarterly Distribution	$0.2125	98%	2%
First Target Distribution	above $0.2125 up to $0.244375	98%	2%
Second Target Distribution	above $0.244375 up to $0.265625	85%	15%
Third Target Distribution	above $0.265625 up to $0.318750	75%	25%
Thereafter	above $0.318750	50%	50%

General Partner's Right to Reset Incentive Distribution Levels

        Our general partner, as the initial holder of our incentive distribution rights, has the right under our partnership agreement, subject to certain conditions, to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and target distribution levels upon which the incentive distribution payments to our general partner would be set. If our general partner transfers all or a portion of the incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that our general partner holds all of the incentive distribution rights at the time that a reset election is made. Our general partner's right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to our general partner are based may be exercised, without approval of our unitholders or the conflicts committee, at any time when there are no subordinated units outstanding, we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distributions for each of the four consecutive fiscal quarters immediately preceding such time and the amount of each such distribution did not exceed adjusted operating surplus for such quarter. If our general partner and its affiliates are not the holders of a majority of the incentive distribution rights at the time an election is made to reset the minimum quarterly distribution amount and the target distribution levels, then the proposed reset will be subject to the prior written concurrence of the general partner that the conditions described above have been satisfied. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that the holder of the incentive distribution rights will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

        In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the "cash parity" value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters immediately preceding the reset event as compared to the average cash distributions per common unit during that two-quarter period. In addition, our general partner will be issued the number of general partner units necessary to maintain our general partner's interest in us immediately prior to the reset election.

        The number of common units that our general partner (or the then-holder of the incentive distribution rights, if other than our general partner) would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average aggregate amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the aggregate amount of cash distributed per common unit during each of these two quarters.

        Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the "reset minimum quarterly distribution") and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

  •
  first, 98% to all unitholders, pro rata, and 2% to our general partner, until each unitholder receives an amount equal to 115% of the reset minimum quarterly distribution for that quarter;

  •
  second, 85% to all unitholders, pro rata, and 15% to our general partner, until each unitholder receives an amount per unit equal to 125% of the reset minimum quarterly distribution for the quarter;

  •
  third, 75% to all unitholders, pro rata, and 25% to our general partner, until each unitholder receives an amount per unit equal to 150% of the reset minimum quarterly distribution for the quarter; and

  •
  thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

        The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner at various cash distribution levels (1) pursuant to the cash distribution provisions of our partnership agreement in effect at the completion of this offering, as well as (2) following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $0.50.

		Marginal percentage interest in distributions
					Quarterly distribution per unit following hypothetical reset
	Quarterly distribution per unit prior to reset
		Common unitholders	General partner interest	Incentive distribution rights
Minimum Quarterly Distribution	$0.2125	98%	2%	—	$0.500
First Target Distribution	above $0.2125 up to $0.244375	98%	2%	—	above $0.500 up to $0.575	(1)
Second Target Distribution	above $0.244375 up to $0.265625	85%	2%	13%	above $0.575 up to $0.625	(2)
Third Target Distribution	above $0.265625 up to $0.318750	75%	2%	23%	above $0.625 up to $0.750	(3)
Thereafter	above $0.318750	50%	2%	48%	above $0.750	(3)

(1)
This amount is 115% of the hypothetical reset minimum quarterly distribution.
(2)
This amount is 125% of the hypothetical reset minimum quarterly distribution.
(3)
This amount is 150% of the hypothetical reset minimum quarterly distribution.

        The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and our general partner, including in respect of incentive distribution rights, based on an average of the amounts distributed for the two quarters immediately prior to the reset. The table assumes that immediately prior to the reset there would be 73,964,819 common units outstanding, our general partner's 2% interest has been maintained, and the average distribution to each common unit would be $0.50 per quarter for the two consecutive non-overlapping quarters prior to the reset.

		Cash distributions to common unitholders prior to reset	Cash distribution to general partner prior to reset
	Quarterly distribution per unit prior to reset		Common units	2% General partner interest	Incentive distribution rights	Total	Total distributions
Minimum Quarterly Distribution	$0.2125	$15,717,524	$—	$320,766	$—	$320,766	$16,038,290
First Target Distribution	above $0.2125 up to $0.244375	2,357,629	—	48,115	—	48,115	2,405,744
Second Target Distribution	above $0.244375 up to $0.265625	1,571,752	—	36,982	240,386	277,368	1,849,120
Third Target Distribution	above $0.265625 up to $0.318750	3,929,381	—	104,784	1,205,010	1,309,794	5,239,175
Thereafter	above $0.318750	13,406,123	—	536,245	12,869,878	13,406,123	26,812,246

		$36,982,409	$—	$1,046,892	$14,315,274	$15,362,166	$52,344,575

        The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and the general partner, including in respect of incentive distribution rights, with respect to the quarter after the reset occurs. The table reflects that, as a result of the reset, there would be 102,595,367 common units outstanding, our general partner has maintained its 2% general partner interest, and that the average distribution to each common unit would be $0.50. The number of common units issued as a result of the reset was calculated by dividing (x) $14,315,274 as the average of the amounts received by the general partner in respect of its incentive distribution rights for the two consecutive non-overlapping quarters prior to the reset as shown in the table above, by

(y) the average of the cash distributions made on each common unit per quarter for the two consecutive non-overlapping quarters prior to the reset as shown in the table above, or $0.50.

Cash distribution to general partner after reset
Cash distributions to common unitholders after reset
	Quarterly distribution per unit after reset		Common units	2% General partner interest	Incentive distribution rights	Total	Total distributions
Minimum Quarterly Distribution	$0.500	$36,982,409	$14,315,274	$1,046,892	$—	$15,362,166	$52,344,575
First Target Distribution	above $0.500 up to $0.575	—	—	—	—	—	—
Second Target Distribution	above $0.575 up to $0.625	—	—	—	—	—	—
Third Target Distribution	above $0.625 up to $0.750	—	—	—	—	—	—
Thereafter	above $0.750	—	—	—	—	—	—

		$36,982,409	$14,315,274	$1,046,892	$—	$15,362,166	$52,344,575

        Our general partner will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the immediately preceding four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions from Capital Surplus

  How distributions from capital surplus will be made

        Assuming our general partner maintains its 2% general partner interest and we do not issue additional classes of equity securities, we will make distributions of available cash from capital surplus, if any, in the following manner:

  •
  first, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit that was issued in our initial public offering, an amount of available cash from capital surplus equal to the initial public offering price;

  •
  second, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the outstanding common units; and

  •
  thereafter, as if they were from operating surplus.

  Effect of a distribution from capital surplus

        Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from our initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the "unrecovered initial unit price." Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution after any of these distributions are made, the effects of distributions of capital surplus may make it easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

        Once we distribute capital surplus on a unit issued in our initial public offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero. Then, after distributing an amount of capital surplus for each common unit equal to any unpaid arrearages of the minimum quarterly distributions on outstanding common units, we will then make all future distributions from operating surplus, with 50% being paid to the unitholders, pro rata, and 2% to our general partner and 48% to the holder of our incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

  •
  the minimum quarterly distribution;

  •
  target distribution levels;

  •
  the unrecovered initial unit price;

  •
  the number of general partner units comprising the general partner interest; and

  •
  the arrearages per common unit in payment of the minimum quarterly distribution on the common units.

        For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level, and each subordinated unit and general partner unit would be split into two units. We will not make any adjustment by reason of the issuance of additional units for cash or property (including additional common units issued under any compensation or benefit plans).

        In addition, if legislation is enacted or if the official interpretation of existing law is modified by a governmental authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter may be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation) and the denominator of which is the sum of available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation) plus our general partner's estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference may be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

  General

        If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

        The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

  Manner of adjustments for gain

        The manner of the adjustment for gain is set forth in our partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to our partners in the following manner:

  •
  first, to our general partner to the extent of any negative balance in its capital account;

  •
  second, 98% to the common unitholders, pro rata, and 2% to our general partner, until the capital account for each common unit is equal to the sum of:

  (1)
  the unrecovered initial unit price;

  (2)
  the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and

  (3)
  any unpaid arrearages in payment of the minimum quarterly distribution;

  •
  third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner, until the capital account for each subordinated unit is equal to the sum of:

  (1)
  the unrecovered initial unit price; and

  (2)
  the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

  •
  fourth, 98% to all unitholders, pro rata, and 2% to our general partner, until we allocate under this paragraph an amount per unit equal to:

  (1)
  the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

  (2)
  the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the unitholders, pro rata, and 2% to our general partner, for each quarter of our existence;

  •
  fifth, 85% to all unitholders, pro rata, and 15% to our general partner, until we allocate under this paragraph an amount per unit equal to:

  (1)
  the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

  (2)
  the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to our general partner for each quarter of our existence;

  •
  sixth, 75% to all unitholders, pro rata, and 25% to our general partner, until we allocate under this paragraph an amount per unit equal to:

  (1)
  the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

  (2)
  the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to our general partner for each quarter of our existence; and

  •
  thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

        The percentages set forth above are based on the assumption that our general partner maintains its 2% general partner interest and has not transferred its incentive distribution rights and that we do not issue additional classes of equity securities.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the fourth bullet point above will no longer be applicable.

  Manner of adjustments for losses

        If our liquidation occurs before the end of the subordination period, after making allocations of loss to the general partner and the unitholders in a manner intended to offset in reverse order the allocations of gains that have previously been allocated, we will generally allocate any loss to our general partner and unitholders in the following manner:

  •
  first, 98% to the holders of subordinated units in proportion to the positive balances in their capital accounts and 2% to our general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

  •
  second, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

  •
  thereafter, 100% to our general partner.

        The percentages set forth above are based on the assumption that our general partner maintains its 2% general partner interest and has not transferred its incentive distribution rights and that we do not issue additional classes of equity securities.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

  Adjustments to capital accounts

        Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner that results, to the extent possible, in the partners' capital account balances equaling the amount that they would have been if no earlier positive adjustments to the capital accounts had been made. In contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and our general partner based on their respective percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common and subordinated units. If we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders' capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

OUR PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

        We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

  •
  with regard to distributions of available cash, please read "Provisions of Our Partnership Agreement Relating to Cash Distributions;"

  •
  with regard to the transfer of common units, please read "Description of Our Common Units—Transfer of Common Units;" and

  •
  with regard to allocations of taxable income and taxable loss, please read "Material Federal Income Tax Consequences."

Organization and Duration

        We were organized on February 20, 2013, and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

        Our purpose under the partnership agreement is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner shall not cause us to engage, directly or indirectly, in any business activity that our general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

        Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of owning, operating, developing and acquiring crude oil, refined petroleum product and NGL pipelines and other midstream assets, our general partner has no current plans to do so and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of our partnership or our limited partners, other than the implied contractual covenant of good faith and fair dealing. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Capital Contributions

        Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability." For a discussion of our general partner's right to contribute capital to maintain its 2% general partner interest if we issue additional units, please read "—Issuance of Additional Securities."

Voting Rights

        The following is a summary of the unitholder vote required for the matters specified below. Matters that require the approval of a "unit majority" require:

  •
  during the subordination period, the approval of a majority of the outstanding common units, excluding those common units held by our general partner and its affiliates, and a majority of the outstanding subordinated units, voting as separate classes; and

  •
  after the subordination period, the approval of a majority of the outstanding common units.

        In voting their common units and subordinated units, our general partner and its affiliates will have no duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

Issuance of additional units	No approval rights.
Amendment of our partnership agreement

Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read "—Amendment of Our Partnership Agreement."

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority. Please read "—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets."
Dissolution of our partnership	Unit majority. Please read "—Termination and Dissolution."
Continuation of our business upon dissolution	Unit majority. Please read "—Termination and Dissolution."
Withdrawal of the general partner

Under most circumstances, the approval of unitholders holding at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of the general partner prior to September 30, 2023, in a manner that would cause a dissolution of our partnership. Please read "—Withdrawal or Removal of Our General Partner."

Removal of the general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read "—Withdrawal or Removal of Our General Partner."
Transfer of the general partner interest

Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to September 30, 2023. Please read "—Transfer of General Partner Interest."

Transfer of incentive distribution rights

Our general partner may transfer any or all of its incentive distribution rights to an affiliate or another person without a vote of our unitholders. Please read "—Transfer of Incentive Distribution Rights."

Reset of incentive distribution levels	No approval right.
Transfer of ownership interests in our general partner	No approval right. Please read "—Transfer of Ownership Interests in Our General Partner."

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, and that it otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right of, by the limited partners as a group:

  •
  to remove or replace our general partner;

  •
  to approve some amendments to our partnership agreement; or

  •
  to take other action under our partnership agreement;

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their limited partner interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

        Our subsidiaries conduct business in several states and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a member of our operating company may require compliance with legal requirements in the jurisdictions in which our operating company conducts business, including qualifying our subsidiaries to do business there.

        Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interests in our operating subsidiaries or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

        Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

        It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity interests, which may effectively rank senior to the common units.

        Upon issuance of additional limited partner interests (other than the issuance of common units in connection with a reset of the incentive distribution target levels or the issuance of common units upon conversion of outstanding partnership interests), our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. Our general partner's 2% interest in us will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership interests whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units and subordinated units, that existed immediately prior to each issuance. The other holders of common units will not have preemptive rights to acquire additional common units or other partnership interests.

Amendment of Our Partnership Agreement

  General

        Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or our limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

  Prohibited amendments

        No amendment may be made that would, among other actions:

  •
  enlarge the obligations of any limited partner without its consent, unless such is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of limited partner interests so affected; or

  •
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without its consent, which consent may be given or withheld at its option.

        The provisions of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates). As of the date of this prospectus, our general partner and its affiliates own 74.5% of our total outstanding common units and subordinated units on an aggregate basis.

  No unitholder approval

        Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

  •
  a change in our name, the location of our principal office, our registered agent or our registered office;

  •
  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

  •
  a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

  •
  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from, in any manner, being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974 ("ERISA"), each as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

  •
  an amendment that our general partner determines to be necessary or appropriate in connection with the authorization or issuance of additional partnership interests;

  •
  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

  •
  an amendment effected, necessitated or contemplated by a merger agreement or plan of conversion that has been approved under the terms of our partnership agreement;

  •
  any amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership or other entity, in connection with our conduct of activities permitted by our partnership agreement;

  •
  a change in our fiscal year or taxable year and any other changes that our general partner determines to be necessary or appropriate as a result of such change;

  •
  mergers with, conveyances to or conversions into another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conveyance or conversion other than those it receives by way of the merger, conveyance or conversion; or

  •
  any other amendments substantially similar to any of the matters described in the clauses above.

        In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

  •
  do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

  •
  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

  •
  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed or admitted to trading;

  •
  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

  •
  are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

  Opinion of counsel and unitholder approval

        For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any limited partner under Delaware law. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain such an opinion of counsel.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will require the approval of at least a majority of the type or class of partnership interests so affected. Any amendment that would reduce the percentage of units required to take any action, other than to remove our general partner or call a meeting of unitholders, must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to remove our general partner must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than 90% of outstanding units. Any amendment that would increase the percentage of units required to call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute at least a majority of the outstanding units.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

        A merger, consolidation or conversion of our partnership requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interest of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

        In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell any or all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger with another limited liability entity without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to our partnership agreement requiring unitholder approval, each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued by us in such merger do not exceed 20% of our outstanding partnership interests immediately prior to the transaction.

        If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and our general partner determines that the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. The unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

        We will continue as a limited partnership until dissolved and terminated under our partnership agreement. We will dissolve upon:

  •
  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal followed by approval and admission of a successor;

  •
  the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

  •
  the entry of a decree of judicial dissolution of our partnership; or

  •
  there being no limited partners, unless we are continued without dissolution in accordance with the Delaware Act.

        Upon a dissolution under the first clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

  •
  the action would not result in the loss of limited liability of any limited partner; and

  •
  neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate to, liquidate our assets and apply the proceeds of the liquidation as described in "Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to September 30, 2023, without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after September 30, 2023, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' written notice to the limited partners if at least 50% of the outstanding units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read "—Transfer of General Partner Interest" and "—Transfer of Incentive Distribution Rights."

        Upon voluntary withdrawal of our general partner by giving notice to the other partners, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree to continue our business by appointing a successor general partner. Please read "—Termination and Dissolution."

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of our outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a separate class, and subordinated units, voting as a separate class. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner's removal. As of the date of this prospectus, our general partner and its affiliates own 74.5% of our total outstanding common units and subordinated units on an aggregate basis.

        Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

  •
  the subordination period will end, and all outstanding subordinated units will immediately and automatically convert into common units on a one-for-one basis;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests as of the effective date of its removal.

        In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner will become a limited partner and its general partner interest and its incentive distribution rights will automatically convert into common units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

        Except for transfer by our general partner of all, but not less than all, of its general partner interest to (1) an affiliate of our general partner (other than an individual), or (2) another entity as part of the merger or consolidation of our general partner with or into such entity or the transfer by our general partner of all or substantially all of its assets to such entity, our general partner may not transfer all or any part of its general partner interest to another person prior to September 30, 2023, without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

        Our general partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Ownership Interests in Our General Partner

        At any time, Phillips 66 and its affiliates may sell or transfer all or part of their membership interest in our general partner, to an affiliate or third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

        At any time, our general partner may sell or transfer its incentive distribution rights to an affiliate or third party without the approval of the unitholders.

Change of Management Provisions

        Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Phillips 66 Partners GP LLC as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group who are notified by our general partner that they will not lose their voting rights or to any person or group who acquires the units with the prior approval of the board of directors of our general partner. Please read "—Withdrawal or Removal of Our General Partner."

Limited Call Right

        If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of such class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10, but not more than 60, days' written notice.

        The purchase price in the event of this purchase is the greater of:

  •
  the highest cash price paid by either our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

  •
  the current market price calculated in accordance with our partnership agreement as of the date three business days before the date the notice is mailed.

        As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Material Federal Income Tax Consequences—Disposition of Common Units."

Redemption of Ineligible Holders

        In order to avoid any material adverse effect on the maximum applicable rates that can be charged to customers by our subsidiaries on assets that are subject to rate regulation by FERC or analogous regulatory body, the general partner at any time can request a transferee or a unitholder to certify or re-certify:

  •
  that the transferee or unitholder is an individual or an entity subject to United States federal income taxation on the income generated by us; or

  •
  that, if the transferee unitholder is an entity not subject to United States federal income taxation on the income generated by us, as in the case, for example, of a mutual fund taxed as a regulated investment company or a partnership, all the entity's owners are subject to United States federal income taxation on the income generated by us.

        Furthermore, in order to avoid a substantial risk of cancellation or forfeiture of any property, including any governmental permit, endorsement or other authorization, in which we have an interest as the result of any federal, state or local law or regulation concerning the nationality, citizenship or other related status of any unitholder, our general partner may at any time request unitholders to certify as to, or provide other information with respect to, their nationality, citizenship or other related status.

        The certifications as to taxpayer status and nationality, citizenship or other related status can be changed in any manner our general partner determines is necessary or appropriate to implement its original purpose.

        If a unitholder fails to furnish the certification or other requested information within 30 days or if our general partner determines, with the advice of counsel, upon review of such certification or other information that a unitholder does not meet the status set forth in the certification, we will have the right to redeem all of the units held by such unitholder at the market price as of the date three days before the date the notice of redemption is mailed.

        The purchase price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Any such promissory note will bear interest at the rate of 5% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date. Further, the units will not be entitled to any allocations of income or loss, distributions or voting rights while held by such unitholder.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

        Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or, if authorized by our general partner, without a meeting if consents in writing describing the action so taken are signed by holders of the number of units that would be necessary to authorize or take that action at a meeting where all limited partners were present and voted. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. The units representing the general partner interest are units for distribution and allocation purposes, but do not entitle our general partner to any vote other than its rights as general partner under our partnership agreement, will not be entitled to vote on any action required or permitted to be taken by the unitholders and will not count toward or be considered outstanding when calculating required votes, determining the presence of a quorum, or for similar purposes.

        Each record holder of a unit has a vote according to its percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Securities." However, if at any time any person or group, other than our general partner and its affiliates, a direct transferee of our general partner and its affiliates or a transferee of such direct transferee who is notified by our general partner that it will not lose its voting rights, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units as a single class. Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our register. Except as described under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

        Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  •
  our general partner;

  •
  any departing general partner;

  •
  any person who is or was an affiliate of our general partner or any departing general partner;

  •
  any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of us or our subsidiaries, an affiliate of us or our subsidiaries or any entity set forth in the preceding three bullet points;

  •
  any person who is or was serving as director, officer, managing member, manager, general partner, fiduciary or trustee of another person owing a fiduciary duty to us or any of our subsidiaries at the request of our general partner or any departing general partner or any of their affiliates, excluding any such person providing, on a fee-for-service basis, trustee, fiduciary or custodial services; and

  •
  any person designated by our general partner because such person's status, service or relationship expose such person to potential claims or suits relating to our or our subsidiaries' business and affairs.

        Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We will purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against such liabilities under our partnership agreement.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us. The expenses for which we are required to reimburse our general partner are not subject to any caps or other limits.

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for financial reporting purposes on an accrual basis. For fiscal and tax reporting purposes, our fiscal year is the calendar year.

        We will mail or make available to record holders of common units, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent registered public accounting firm. Except for our fourth quarter, we will also mail or make available summary financial information within 50 days after the close of each quarter.

        We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist in determining its federal and state tax liability and filing its federal and state income tax returns, regardless of whether it supplies us with information.

Right to Inspect Our Books and Records

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at its own expense, have furnished to him:

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  a current list of the name and last known address of each record holder;

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  copies of our partnership agreement and our certificate of limited partnership and all amendments thereto; and

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  certain information regarding the status of our business and financial condition.

        Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner determines is not in our best interests or that we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the right to information that a limited partner would otherwise have under Delaware law.

Registration Rights

        Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership interests proposed to be sold by our general partner or any of its affiliates, other than individuals, or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

Exclusive Forum

        Our partnership agreement provides that the Court of Chancery of the State of Delaware shall be the exclusive forum for any claims, suits, actions or proceedings (1) arising out of or relating in any way to our partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of our partnership agreement or the duties, obligations or liabilities among our partners, or obligations or liabilities of our partners to us, or the rights or powers of, or restrictions on, our partners or us), (2) brought in a derivative manner on our behalf, (3) asserting a claim of breach of a duty owed by any of our, or our general partner's, directors, officers, or other employees, or owed by our general partner, to us or our partners, (4) asserting a claim against us arising pursuant to any provision of the Delaware Act or (5) asserting a claim against us governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies' certificates of incorporation or similar governing documents have been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our partnership agreement to be inapplicable or unenforceable in such action.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        This section is a summary of the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the "Treasury Regulations") and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Phillips 66 Partners LP and our operating subsidiaries.

        The following discussion does not comment on all federal income tax matters affecting us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose "functional currency" is not the U.S. dollar, persons holding their units as part of a "straddle," "hedge," "conversion transaction" or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Internal Revenue Code. In addition, the discussion only comments, to a limited extent, on state, local, and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of common units and potential changes in applicable laws.

        No ruling has been requested from the IRS regarding our characterization as a partnership for tax purposes. Instead, we will rely on opinions of Latham & Watkins LLP. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Latham & Watkins LLP and are based on the accuracy of the representations made by us.

        For the reasons described below, Latham & Watkins LLP has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales"); (ii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); and (iii) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Uniformity of Units").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner's adjusted basis in his partnership interest. Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation, processing, storage and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 3% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Latham & Watkins LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

        The IRS has made no determination as to our status or the status of our operating subsidiaries for federal income tax purposes. Instead, we will rely on the opinion of Latham & Watkins LLP on such matters. It is the opinion of Latham & Watkins LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below that:

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  We will be classified as a partnership for federal income tax purposes; and

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  Each of our operating subsidiaries will be treated as a partnership or will be disregarded as an entity separate from us for federal income tax purposes.

        In rendering its opinion, Latham & Watkins LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Latham & Watkins LLP has relied include:

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  Neither we nor any of our operating subsidiaries has elected or will elect to be treated, or is otherwise treated, as a corporation for federal income tax purposes; and

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  For each taxable year, more than 90% of our gross income has been and will be income of the type that Latham & Watkins LLP has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

        We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The discussion below is based on Latham & Watkins LLP's opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders of Phillips 66 Partners LP will be treated as partners of Phillips 66 Partners LP for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Phillips 66 Partners LP for federal income tax purposes.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        Income, gains, losses or deductions would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to the tax consequences to them of holding common units in Phillips 66 Partners LP. The references to "unitholders" in the discussion that follows are to persons who are treated as partners in Phillips 66 Partners LP for federal income tax purposes.

Tax Consequences of Unit Ownership

  Flow-Through of Taxable Income

        Subject to the discussion below under "—Entity-Level Collections," we will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

  Treatment of Distributions

        Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units." Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder's "at-risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses."

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation, recapture and/or substantially appreciated "inventory items," each as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder's tax basis (often zero) for the share of Section 751 Assets deemed relinquished in the exchange.

  Basis of Common Units

        A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner to the extent of the general partner's "net value" as defined in regulations under Section 752 of the Internal Revenue Code, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

  Limitations on Deductibility of Losses

        The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations), to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder's tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at-risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder's investments in other publicly traded partnerships, or the unitholder's salary, active business or other income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

  Limitations on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

  Entity-Level Collections

        If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

  Allocation of Income, Gain, Loss and Deduction

        In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts, as adjusted for certain items in accordance with applicable Treasury Regulations, and, second, to our general partner.

        Specified items of our income, gain, loss and deduction will be allocated to account for any difference between the tax basis and fair market value of any property contributed to us that exists at the time of such contribution, referred to in this discussion as the "Contributed Property." The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from us in an offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of the offering. In the event we issue additional common units or engage in certain other transactions in the future, "reverse Section 704(c) Allocations," similar to the Section 704(c) Allocations described above, will be made to the general partner and all of our unitholders immediately prior to such issuance or other transactions to account for the difference between the "book" basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has "substantial economic effect." In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

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  his relative contributions to us;

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  the interests of all the partners in profits and losses;

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  the interest of all the partners in cash flow; and

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  the rights of all the partners to distributions of capital upon liquidation.

        Latham & Watkins LLP is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

  Treatment of Short Sales

        A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

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  any cash distributions received by the unitholder as to those units would be fully taxable; and

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  while not entirely free from doubt, all of these distributions would appear to be ordinary income.

        Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Latham & Watkins LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

  Tax Rates

        Currently, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. Such rates are subject to change by new legislation at any time.

        In addition, a 3.8% Medicare tax (NIIT) on certain net investment income earned by individuals, estates and trusts currently applies. For these purposes, net investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income or (ii) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins for such taxable year. The Department of the Treasury and the IRS have issued guidance in the form of proposed and final Treasury Regulations regarding the NIIT. Prospective unitholders are urged to consult with their tax advisors as to the impact of the NIIT on an investment in our common units.

  Section 754 Election

        We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read "—Disposition of Common Units—Constructive Termination." The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply with respect to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in our assets with respect to a unitholder will be considered to have two components: (i) his share of our tax basis in our assets ("common basis") and (ii) his Section 743(b) adjustment to that basis.

        We have adopted the remedial allocation method as to all our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Internal Revenue Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property's unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read "—Uniformity of Units."

        We depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property that is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Uniformity of Units." A unitholder's tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual's income tax return) so that any position we take that understates deductions will overstate the common unitholder's basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Common Units—Recognition of Gain or Loss." Latham & Watkins LLP is unable to opine as to whether our method for taking into account Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Internal Revenue Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

  Accounting Method and Taxable Year

        We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

  Tax Basis, Depreciation and Amortization

        The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our unitholders holding interests in us prior to any such offering. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read "—Uniformity of Units." Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs we incur in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

  Valuation and Tax Basis of Our Properties

        The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

  Recognition of Gain or Loss

        Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations. Both ordinary income and capital gain recognized on a sale of units may be subject to the NIIT in certain circumstances. Please read "—Tax Consequences of Unit Ownership—Tax Rates."

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

  Allocations Between Transferors and Transferees

        In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the "Allocation Date." However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. The Department of the Treasury and the IRS have issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Latham & Watkins LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders because the issue has not been finally resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations. A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter through the month of disposition but will not be entitled to receive that cash distribution.

  Notification Requirements

        A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

  Constructive Termination

        We will be considered to have technically terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two schedules K-1 if relief was not available, as described below) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections, including a new election under Section 754 of the Internal Revenue Code, and could be subject to penalties if we are unable to determine that a termination occurred. The IRS has announced a publicly traded partnership technical termination relief program whereby, if a publicly traded partnership that technically terminated requests publicly traded partnership technical termination relief and such relief is granted by the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." We take into account the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. In either case, and as stated above under "—Tax Consequences of Unit Ownership—Section 754 Election," Latham & Watkins LLP has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units. Employee benefit plans and most other organizations exempt from federal income tax, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, our quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation's "U.S. net equity," that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of "effectively connected income," a foreign unitholder would be considered to be engaged in a trade or business in the United States by virtue of the U.S. activities of the partnership, and part or all of that unitholder's gain would be effectively connected with that unitholder's indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units. Recent changes in law may affect certain foreign unitholders. Please read "—Administrative Matters—Additional Withholding Requirements."

Administrative Matters

  Information Returns and Audit Procedures

        We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Latham & Watkins LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement names Phillips 66 Partners GP LLC as our Tax Matters Partner.

        The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

  Additional Withholding Requirements

        Withholding taxes may apply to certain types of payments made to "foreign financial institutions" (as specially defined in the Internal Revenue Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States ("FDAP Income"), or gross proceeds from the sale or other disposition of any property of a type that can produce interest or dividends from sources within the United States ("Gross Proceeds") paid to a foreign financial institution or to a "non-financial foreign entity" (as specially defined in the Internal Revenue Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders.

        These rules generally will apply to payments of FDAP Income made on or after July 1, 2014 and to payments of relevant Gross Proceeds made on or after January 1, 2017. Thus, to the extent we have FDAP Income or Gross Proceeds after these dates that are not treated as effectively connected with a U.S. trade or business (please read "—Tax-Exempt Organizations and Other Investors"), unitholders who are foreign financial institutions or certain other non-US entities may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above.

        Prospective investors should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our common units.

  Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

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  the name, address and taxpayer identification number of the beneficial owner and the nominee;

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  whether the beneficial owner is:

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  a person that is not a U.S. person;

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  a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

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  a tax-exempt entity;

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  the amount and description of units held, acquired or transferred for the beneficial owner; and

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  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

  Accuracy-Related Penalties

        An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

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  for which there is, or was, "substantial authority"; or

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  as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us, or any of our investments, plans or arrangements.

        A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer's gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

        In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

  Reportable Transactions.

        If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures."

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

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  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-Related Penalties";

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  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

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  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any "reportable transactions."

Recent Legislative Developments

        The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Any modification to the federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for federal income tax purposes. Please read "—Partnership Status." We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in our common units.

State, Local, Foreign and Other Tax Considerations

        In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We currently own property or do business in many states. Several of these states impose a personal income tax on individuals; certain of these states also impose an income tax on corporations and other entities. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level Collections." Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Latham & Watkins LLP has not rendered an opinion on the state, local, alternative minimum tax or foreign tax consequences of an investment in us.

TAX CONSEQUENCES OF OWNERSHIP OF DEBT SECURITIES

        A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth in a prospectus supplement relating to the offering of debt securities.

INVESTMENT IN PHILLIPS 66 PARTNERS LP BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the restrictions imposed by Section 4975 of the Internal Revenue Code, and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA (collectively, "Similar Laws"). For these purposes, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or individual requirement accounts or annuities ("IRAs") established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements. Among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

  •
  whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

  •
  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read "Material Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors"; and

  •
  whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

        The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that, with respect to the plan, are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code.

        In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner would be a fiduciary of such plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code, ERISA and any other applicable Similar Laws.

        The Department of Labor regulations provide guidance with respect to whether, in certain circumstances, the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets". Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:

  (a)
  the equity interests acquired by the employee benefit plan are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, are freely transferable and are registered under certain provisions of the federal securities laws;

  (b)
  the entity is an "operating company,"—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

  (c)
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above that are subject to ERISA and IRAs and other similar vehicles that are subject to Section 4975 of the Internal Revenue Code.

        Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above.

        In light of the serious penalties imposed on persons who engage in prohibited transactions or other violations, plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and other Similar Laws.

LEGAL MATTERS

        The validity of the securities and certain guarantees with respect to the debt securities offered by this prospectus will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Latham & Watkins LLP will also render an opinion on the material income tax consequences regarding such securities. Legal counsel to any underwriters may pass upon legal matters for such underwriters and will be named in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements of Phillips 66 Partners LP at December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, appearing in Phillips 66 Partners LP's Current Report on Form 8-K filed on May 23, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

SUBSIDIARY GUARANTORS

        Each subsidiary guarantor of the notes is exempt from reporting under the Exchange Act pursuant to Rule 12h-5 under the Exchange Act. We have no independent assets or operations, the guarantees of our subsidiary guarantors are joint and several and full and unconditional, subject to certain customary automatic release provisions, including any sale, exchange or transfer of all our equity interests in such subsidiary guarantor to any person that is not an affiliate of us, the merger of such subsidiary guarantor into either issuer or other subsidiary guarantor of the notes, or the liquidation and dissolution of such subsidiary guarantor. Our subsidiaries other than our subsidiary guarantors are minor and there are no significant restrictions on our ability or the ability of any subsidiary guarantor to obtain funds from its subsidiaries.

Phillips 66 Partners LP

5,250,000 Common Units
Representing Limited Partner Interests

Prospectus Supplement February 17, 2015

Joint Book-Running Managers

Barclays	J.P. Morgan

BofA Merrill Lynch
Citigroup
Goldman, Sachs & Co.
Morgan Stanley
RBC Capital Markets
Wells Fargo Securities

Co-Managers

BNP PARIBAS
Deutsche Bank Securities
Mizuho Securities
PNC Capital Markets LLC
Scotia Howard Weil